UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Blue Bird Corporation
(Name of registrant as specified in its charter)
____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑     No fee required.

☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a(6)(i)(1) and 0-11.

January 27, 2025
Dear Fellow Stockholder:
You are hereby invited to attend the 2025 Annual Meeting of Stockholders, which will be held at 9:00 a.m. local time on Friday, March 14, 2025, at the Company’s corporate headquarters, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.
.
The accompanying Notice of the Annual Meeting, Notice of Internet Availability of Proxy Materials and Proxy Statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting.
The Internet will be the primary means by which we furnish proxy materials to our stockholders. We will send stockholders a notice with instructions for how to access these materials. The notice will also include information for obtaining paper copies of our proxy materials if stockholders choose to do so. This process lowers costs and saves paper, adding convenience for stockholders and contributing to our sustainability efforts.
Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting.
You may vote either by submitting your proxy via smartphone/tablet, online or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you vote before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.
Thank you for your continued support.
Sincerely,

/s/ Philip Horlock
Philip Horlock
President and Chief Executive Officer and Director
Blue Bird Corporation

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 14, 2025

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Bird Corporation (the “Company”) will be held on Friday, March 14, 2025, at the hour of 9:00 a.m. (local time) at the Company’s corporate headquarters, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, for the following purposes:

1.TO ELECT three (3) Class II members of the Board of Directors named in the Proxy Statement for a term of three (3) years, and until their successors are elected and qualified; and
2.TO RATIFY the appointment of BDO USA, P.C. as our independent registered public accounting firm for the current fiscal year ending September 27, 2025; and

To transact such other business that may properly come before the meeting.

Holders of record of the Company’s common stock, $0.0001 par value (the “Common Stock”) at the close of business on January 15, 2025 (the “Record Date”) will be entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. To attend the annual meeting, you must have valid proof of identification and other proof of beneficial ownership of the Company’s Common Stock (such as a brokerage statement reflecting your stock ownership) as of the Record Date.

You may vote by mail, smartphone/tablet, or the internet to the extent described in the Company’s Notice of Internet Availability of Proxy Materials and Proxy Statement.

Audited financial statements as of and for the year ended September 28, 2024, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, are included in our Annual Report on Form 10-K, such portions of which are also contained in the Annual Report to Stockholders included with our proxy materials.

Whether or not you expect to be present, please vote via smartphone/tablet, online or, if you receive a paper proxy card, by mail. Submitting the proxy will not affect your right to vote in person if you attend the meeting.

DATED at Macon, Georgia the 27th day of January, 2025.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Philip Horlock
Philip Horlock
President and Chief Executive Officer and Director
Blue Bird Corporation

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on March 14, 2025: In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the internet as our primary means of furnishing proxy materials to our stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and 2024 Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. The Proxy Statement, form of proxy card and 2024 Annual Report also are available free of charge at www.proxyvote.com.

BLUE BIRD CORPORATION PROXY STATEMENT

Introduction; Financial Highlights	21
Fiscal 2024 Financial Results and Business Highlights……………………………………………..Second Quarter Fiscal 2024 Approval of Change in Control Plan & Executive Employment Agreements	21

Second Quarter Fiscal 2024 Approval of Change in Control Plan and Executive Employment Agreements	22
Compensation Program Objectives, Policies and Structure	22
Key Compensation Policies	22
Components of Short-Term Performance Compensation	23
Components of Long-Term Performance Compensation	23
Participants and Decision Makers in Determining Named Executive Officer Compensation	24
Industry Compensation Comparisons	24
Role of Compensation Consultants	24
Elements of Total Compensation	24
Compensation of the Chief Executive Officer	29
Stock Ownership Guidelines	29
Effect of Post-Termination Events	30
Federal Income Tax Considerations	30
Compensation Forfeiture and Clawback Policy	30
Fiscal 2025 Compensation Program	31
Stockholder Approval for the Company’s Executive Compensation Programs	31
Conclusion and Compensation Committee Report	31

FISCAL 2024 DIRECTOR COMPENSATION	33

NAMED EXECUTIVE OFFICER COMPENSATION	35
Summary Compensation Table	35
Omnibus Equity Incentive Plan	37
Tax-Qualified Retirement Plan	37
Executive Employment Agreements and Other Arrangements with Named Executive Officers	37
Change in Control Plan and Amendment to Awards Under The 2015 Omnibus Equity Incentive Plan	41
Potential Payments Upon Termination or Change in Control	42
Grants of Plan-Based Awards Table	43
Outstanding Equity Awards at 2024 Fiscal Year-End Table	45
Option Exercises and Stock Vested Table	46
CEO Pay Ratio	46
Pay Versus Performance Disclosure	47
Relationship Between Pay and Performance	48
List of Important Financial Measures	50
Compensation Committee Interlocks and Insider Participation	50
Compensation Committee Report	50

CERTAIN ACCOUNTING AND AUDIT MATTERS	51
Report of the Audit Committee	51
Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm	52
Independent Registered Public Accounting Firm Fees	52

TRANSFER AGENT AND REGISTRAR	53

DELIVERY OF DOCUMENTS TO STOCKHOLDERS	53

FUTURE STOCKHOLDER PROPOSALS	53

WHERE YOU CAN FIND ADDITIONAL INFORMATION	54

OTHER MATTERS	54
Admission to Meeting	54
Action on Other Matters at the Annual Meeting	54

BLUE BIRD CORPORATION PROXY STATEMENT
DATE, TIME AND PLACE OF ANNUAL MEETING; MAILING AND RECORD DATE
Unless otherwise indicated, or the context otherwise requires, “Company”, “Blue Bird”, “we”, “our” or “us” refers to Blue Bird Corporation and its direct and indirect subsidiaries. The Company’s principal executive offices are located at 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by Blue Bird’s Board of Directors (the “Board”) on behalf of the Company, for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company’s common stock, $0.0001 par value (the “Common Stock”) to be held on Friday, March 14, 2025 at the hour of 9:00 a.m. (local time) at the Company’s corporate headquarters, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, and at all postponements or adjournments thereof, for the purposes set forth in the accompanying notice of the Annual Meeting (the “Notice of Meeting”).

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we mailed the Notice of Internet Availability of Proxy Materials on January 27, 2025 to our stockholders of record (the “Stockholders”) as of the close of business on January 15, 2025 (the “Record Date”). We also provided access to our proxy materials over the Internet beginning on that date. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
RECORD DATE; PROXIES; VOTING
Record Date; Who Can Vote; Votes Per Share
The Board has set Wednesday, January 15, 2025, as the Record Date for determining voter eligibility. At the Meeting, each Stockholder of record of Common Stock at the close of business on the Record Date will be entitled to vote on all matters proposed to come before the Annual Meeting. Each such Stockholder of record will be entitled to one (1) vote per share of Common Stock on each matter submitted to a vote of the Stockholders, if those shares are represented at the Meeting, either in person or by proxy. As of the Record Date, there were 32,111,078 shares of Common Stock outstanding.
How to Vote; Submitting Your Proxy; Revoking Your Proxy
You may vote your shares either by voting in person at the Annual Meeting, by mailing a completed form of proxy if you receive a paper proxy card, or by smartphone/tablet or online. By submitting your form of proxy, you are legally authorizing another person to vote your shares. The persons specified on the enclosed form of proxy are officers of the Company.

If you plan to attend the meeting and vote in person, we will provide a ballot to you when you arrive; however, if your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Blue Bird’s record of stockholders, and you are considered a “Beneficial Holder.” Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. If you are a Beneficial Holder, please refer to the information from your bank, broker or other nominee on how to submit voting instructions, which includes the deadlines for submission of voting instructions. Beneficial Holders may vote shares held in street name at the Annual Meeting only if they obtain a signed proxy from the record holder (bank, broker or other nominee) giving the Beneficial Holder the right to vote the shares.

Your proxy is revocable. A Beneficial Holder who has given instructions to its nominee with respect to the voting of its Common Stock may instruct the nominee to thereafter revoke the relevant proxy in accordance with the instructions provided to the Beneficial Holder by its bank, broker or other nominee. A registered Stockholder who has submitted a form of proxy may revoke the proxy: (i) by completing, signing and submitting a form of proxy bearing a later date; (ii) by notifying Mr. Ted Scartz, the Company’s Secretary, by email at ted.scartz@blue-bird.com, or in writing to Mr. Ted Scartz, Secretary, c/o Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, before the Annual Meeting that you have revoked your proxy, or (iii) you may attend the Annual Meeting, revoke your proxy and vote in person. Attendance at the Annual Meeting will not itself be deemed to revoke your proxy unless you give notice at the meeting that you intend to revoke your proxy and vote in person as described above.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, smartphone/tablet or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person, subject to compliance with the foregoing requirements.
How Your Proxy Will Be Voted; Discretionary Authority of Proxies
The persons named in the form of proxy will vote the shares of Common Stock in respect of which they are appointed in accordance with the instructions of the Stockholder as indicated in the form of proxy. In the absence of such specification, such Common Stock will be voted at the Annual Meeting as follows:

•FOR the election of each of the director nominees as directors of the Company for a term of three (3) years, and until their successors are elected and qualified; and
•FOR the ratification of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending September 27, 2025 (“fiscal 2025”).

The persons named in the accompanying form of proxy are conferred with discretionary authority to vote the shares of Common Stock in respect of which they are appointed on any amendments to or variations of matters identified in the Notice of 2025 Annual Meeting of Stockholders and Proxy Statement and on any other matters that are properly brought up at the Annual Meeting. In addition, a Stockholder will confer discretionary authority to the proxy holder in respect of one or more of the items of business identified on the proxy form if the Stockholder properly completes and delivers the proxy but leaves blank the voting selection for that item on the form. In the event that amendments or variations to matters identified in the Notice of 2025 Annual Meeting of Stockholders and Proxy Statement, or other matters are properly brought up at the Annual Meeting, it is the intention of the persons designated in the enclosed proxy card to vote in accordance with their discretion and judgment on such matter or business. At the time of printing the Proxy Statement, the members of the Board knew of no such amendments, variations or other matters.
Quorum; Votes Necessary to Approve Proposals
Pursuant to the Company’s Certificate of Incorporation and bylaws, a quorum for the transaction of business at the Annual Meeting is established if holders of a majority in voting power of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, are present in person or represented by proxy. For purposes of determining a quorum in accordance with Delaware law, abstentions will be counted as present in determining whether a quorum is established; broker “non-votes” will not be counted towards the establishment of a quorum. Abstentions and broker “non-votes” will not be counted as votes cast and will not affect the voting results for any of the proposals identified in the Notice of 2025 Annual Meeting of Stockholders. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a Beneficial Holder refrains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the Beneficial Holder on how to vote those shares. Under current NASDAQ Global Market (“Nasdaq”) rules, your broker will not have discretion to vote your uninstructed shares with respect to any of the proposals except the proposal to ratify the appointment of our independent registered public accounting firm.

The proposals being considered and voted on at the Annual Meeting are subject to the following standards for approval:

Proposal 1 - To elect directors, a plurality of the votes cast is required. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. In an uncontested election, where the number of nominees and available board seats are equal, each nominee is elected upon receiving just one “for” vote. Stockholders are allowed to withhold authority to vote “for” one or more nominees. Withholding a vote allows stockholders to communicate their dissatisfaction with a given nominee, but it has no legal effect on the outcome of the election.

Proposal 2 – The proposal for ratification of the appointment of our auditors requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote.

Electronic Availability
In compliance with the proxy rules promulgated by the SEC, our Proxy Statement and 2024 Annual Report to Stockholders are available over the Internet at www.proxyvote.com, a website established specifically for access to such materials. Such materials are also available on the Company’s website at www.blue-bird.com.
Cost of Solicitation of Proxies; Tabulation of Votes
The Company will bear the cost of soliciting proxies on behalf of the Company. Our directors, officers and employees may also solicit proxies in person or by telephone, electronic transmission and facsimile transmission. We will not specially compensate our directors, officers and employees for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to Beneficial Holders of our Common Stock.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us (by required filings with the SEC) regarding beneficial ownership of shares of our Company’s Common Stock on January 15, 2025 by:

•each person who is the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;
•each of our named executive officers, directors and director nominees; and
•all executive officers and directors of our Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire beneficial ownership of the security within sixty (60) days, including options, rights, warrants or convertible securities that are currently exercisable or exercisable within sixty (60) days. As of the record date, January 15, 2025, there were 32,111,078 shares of Common Stock outstanding.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Greater than 5% Stockholders
BlackRock, Inc.[1] 50 Hudson Yards New York, New York 10001	2,856,489	8.9
FMR LLC[2] 245 Summer Street Boston, Massachusetts 02210	4,341,804	13.5
The Vanguard Group[3] 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,401,167	7.5
Westwood Management Corp.[4] 200 Crescent Court, Suite 1200 Dallas, Texas 75201	1,684,762	5.2
Directors, Nominees and Named Executive Officers
Mark Blaufuss	3,938	*
Julie A. Fream	3,309	*
Douglas Grimm	20,850	*
Edward T. Hightower	—	—
Philip Horlock[5]	276,943	*
Simon J. Newman	3,938	*
Kevin S. Penn	—	—
Razvan Radulescu[6]	2,848	*
Ted Scartz[7]	21,032	*
Britton Smith	4,814	*
Dan Thau	700	*
All directors and executive officers as a group (11 persons)[8]	338,372	1.1
* Less than one percent.
1. Based upon a Schedule 13G/A filed by the reporting person in November 2024.
2.     Based upon a Schedule 13G/A filed by the reporting persons in December 2024.
3. Based upon a Schedule 13G/A filed by the reporting person in November 2024.
4.    Based upon a Schedule 13G filed by the reporting person in November 2024.
5. Includes 121,708 shares subject to presently exercisable stock options.
6. Includes 2,165 shares subject to presently exercisable stock options.
7. Includes 8,877 shares subject to presently exercisable stock options.
8. Includes 132,750 shares subject to presently exercisable stock options and 32,035 director restricted stock units, including units that will vest on April 1, 2025.

PROPOSAL ONE -
ELECTION OF DIRECTORS

The Company’s Board is presently comprised of eight (8) members and is classified into three separate classes of directors. One class of directors is normally elected at each annual meeting of stockholders for a term of three (3) years. At the 2025 Annual Meeting, Stockholders will elect three (3) members to the Board, each of whom will serve as a Class II director, to hold office until the 2028 Annual Meeting of Stockholders. The Board has nominated Mark Blaufuss, Julie A. Fream and Simon J. Newman for election as Class II directors for terms of office of three (3) years, and until their successors are elected and qualified.
Terms of Our Classified Board
As stated above, the terms of the Class II directors will expire at the 2025 Annual Meeting of Stockholders. The terms of the Class I directors, including Edward T. Hightower and Kevin Penn, will expire at the Annual Meeting of Stockholders in 2027. The terms of the Class III directors, including Douglas Grimm, Philip Horlock and Dan Thau, will expire at the Annual Meeting of Stockholders in 2026. See “INFORMATION CONCERNING MANAGEMENT” for more information on our Board members.

It is the intention of the proxy agents named in the proxy, unless otherwise directed, to vote such proxies for the election of the Class II nominees. Should any of such nominees be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board.

Recommendation of the Board
The Board unanimously recommends that Stockholders vote “FOR” the election of Mark Blaufuss, Julie A. Fream and Simon J. Newman as Class II directors of the Company.

PROPOSAL TWO -
RATIFICATION OF APPOINTMENT OF BDO USA, P.C.
BDO USA, P.C. served as our independent registered public accounting firm for the fiscal year ended September 28, 2024, and has been selected to serve as our independent registered public accounting firm for the 2025 fiscal year ending September 27, 2025. The Board proposes that Stockholders ratify this selection at the Annual Meeting. Management is not aware that such firm nor any of its members or associates has or has had during the past year any financial interest in us, direct or indirect, or any relationship with us other than in connection with their professional engagement.

Stockholder ratification of this appointment is not required. The Board has submitted this proposal to the Stockholders because it believes the Stockholders' views on the matter should be considered, and if the proposal is not approved, the Board may reconsider the appointment. Representatives of BDO USA, P.C. are expected to be present at the Annual Meeting.
Recommendation of the Board
The Board unanimously recommends that Stockholders vote “FOR” the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the 2025 fiscal year.

INFORMATION CONCERNING MANAGEMENT
Directors and Executive Officers
Our current directors, nominees for director and executive officers are set forth below.

Name	Age*	Position
Philip Horlock	68	President and Chief Executive Officer (“CEO”); Director
Razvan Radulescu	50	Chief Financial Officer (“CFO”)
Ted Scartz	54	Senior Vice President and General Counsel; Secretary
Mark Blaufuss	57	Director
Julie A. Fream	61	Director
Douglas Grimm	62	Director, Chairman
Edward T. Hightower	59	Director
Simon J. Newman	62	Director
Kevin Penn	63	Director
Dan Thau	34	Director
*As of January 15, 2025.
Class I Directors

Edward T. Hightower has been a Class I director of the Company since October 23, 2024. Mr. Hightower is the founder and managing director of Motoring Ventures LLC, an investment, growth, strategy, and operations consulting firm focused on driving value in the global automotive industry, since 2011. Mr. Hightower previously served as CEO and President of Lordstown Motors Corp., an original equipment manufacturer (“OEM”) of electric vehicles (“EV”) for the commercial fleet market, from 2021 to 2024. In June 2023, Lordstown filed a petition under the federal bankruptcy laws; a reorganization plan was approved in March 2024. He led the operational turnaround of the company and the launch of its first vehicle, the Endurance all-electric full-size pickup truck. Lordstown was one of the few new light-duty EV OEMs to successfully develop, launch and deliver vehicles to customers. Mr. Hightower also served as CEO of the EV design and engineering joint venture between Lordstown and Foxconn, a Taiwanese electronics manufacturer. In addition, Mr. Hightower held senior engineering, marketing and business development roles at Ford Motor Company, BMW of North America and General Motors Company. Mr. Hightower also worked as a hands-on growth, strategy, operations and M&A consultant at AlixPartners, LLP. Mr. Hightower holds a B.S. degree in General Engineering from the University of Illinois Urbana-Champaign and an M.B.A. degree from the University of Michigan Ross School of Business. Mr. Hightower has been selected to serve on our board of directors based upon his extensive executive experience in the automotive industry.

Kevin Penn has been a Class I director of the Company since June 3, 2016, and has served as a Managing Director of American Securities LLC since 2009. Mr. Penn served as Chairman of the Board of Blue Bird Corporation from 2016 to August 2024 and is currently Chairman of the Board of Learning Care Group, Foundation Building Materials, NWN Carousel, Conair, Trace3 and SOLV Energy. Prior to joining American Securities, Mr. Penn founded and headed ACI Capital Co., LLC (in 1995). Previously, Mr. Penn was Executive Vice President and Chief Investment Officer for a family investment company, First Spring Corporation, where he managed private equity, direct investment, and public investment portfolios. Earlier in his career, Mr. Penn was a Principal with the private equity firm Adler & Shaykin, and was a founding member of the Leveraged Buyout Group at Morgan Stanley & Co. Mr. Penn holds a B.S. degree in Economics from the University of Pennsylvania’s Wharton School of Business and an M.B.A. degree from Harvard Business School with high distinction. Mr. Penn has been selected to serve on our board of directors based on his knowledge of Blue Bird Corporation and his experience as a board member of, and executive with, private equity firms that invest in other manufacturing companies.

Class II Directors

Mark Blaufuss has been a Class II director of the Company since May 31, 2023. Mr. Blaufuss has been a Managing Director and founder of Green & White Advisory, a consulting firm specializing in mergers and acquisitions, strategic and financial advisory services, since 2017. Mr. Blaufuss has also served as an Operating Executive with The Carlyle Group (“Carlyle,” a private equity firm), since February 2019. From September 2020 to December 2022, Mr. Blaufuss served as CFO of Victory Innovations, an early growth stage portfolio company of Carlyle. In 2022, the market collapsed for the company’s primary product, a sterilization device targeted for the Covid-19 pandemic, and the company voluntarily pursued an out of court proceeding under the insolvency statutes of the State of Delaware. This proceeding resulted in the complete liquidation of the company and satisfaction of all outstanding debt to the company’s only secured lender. From 2014 to 2017, Mr. Blaufuss served as CFO of Metaldyne Performance Group, Inc. Mr. Blaufuss also currently serves as a member of the Board of Directors and Audit Committee Chairman of both The Jason Group (automotive and industrial aerosols) and Old World Industries (automotive additives). Mr. Blaufuss holds a B.S. degree in Accounting from Michigan State University. Mr. Blaufuss has been selected to serve on our board of directors based on his background in finance and experience as a CFO and senior executive with operating companies and consulting and private equity firms.

Julie A. Fream has been a Class II director of the Company since October 19, 2023. From 2013 to 2024, Ms. Fream was the President and CEO of the MEMA Original Equipment Suppliers, a North American trade association representing over 500 automotive suppliers based in Southfield, Michigan that advocates and advances vehicle suppliers’ business needs in North America. Prior to that position, Ms. Fream served in multiple roles with Visteon Corporation, an $8 billion international automotive component supplier, ultimately as Vice President of the North American Customer Group, Global Communications, and Corporate Strategy. Ms. Fream’s experience includes extensive experience with major corporations in the automotive industry, including General Motors Company, Ford Motor Company, and TRW, Inc. Ms. Fream currently serves on the Board of Directors of Corewell Health and Shape Corporation, a privately held automotive supplier, and has previously served on the Board of Directors of Beaumont Health and the Board of Trustees of Michigan Technological University. Ms. Fream holds a B.S. degree in Chemical Engineering from Michigan Technological University and an M.B.A. degree from Harvard Business School. Ms. Fream has been selected to serve on our board of directors based upon her extensive experience in the automotive industry as an executive and a Board member.

Simon J. Newman has been a Class II director of the Company since March 31, 2023. Mr. Newman has over 40 years’ manufacturing industry experience with extensive expertise in the field of precision engineered component manufacturing and executive strategy. In February 2022, Mr. Newman was appointed to the position of Chairman of MW Components and Paragon Medical. MW Components is a leading provider of highly engineered springs, specialty fasteners, bellows, and other precision components with manufacturing facilities across the United States, and Paragon Medical is a global contract manufacturing organization (“CMO”), supplying implants and surgical devices to the medical industry. Prior to February 2022, Mr. Newman also served as CEO of Form Technologies for 18 years. He began his career with the Dynacast organization, now a Form Technologies division, in 1979, progressively working through the company in all facets of operations leading to a long and prolific tenure as the Group Chief Executive. Mr. Newman became the CEO of MW Components in 2020, but moved into the role of Chairman in 2023. He is also a member of the Board of Directors of Elgen Manufacturing Company Inc. and Chromalloy, a Veritas company. Mr. Newman holds a Bachelor of Science degree in Operations Management from California Coast University. Mr. Newman has been selected to serve on our board of directors based on his extensive executive experience in the manufacturing industry.

Class III Directors

Douglas Grimm has been a Class III director of the Company since April 1, 2017, and was elected Chairman of the Board in August 2024. Mr. Grimm is the owner and CEO of V-to-X, LLC, which is focused on advising and investing in the mobility sector, since April 2017. From December 2015 to April 2017, Mr. Grimm served as President and Chief Operating Officer of Metaldyne Performance Group, Inc. Mr. Grimm was previously (starting in August 2014) Co-President in connection with the merger of Grede Holdings LLC, HHI Group Holdings and Metaldyne LLC, three established automotive suppliers. Mr. Grimm has also served as Chairman, President and CEO of Grede Holdings LLC and its legacy business, Citation Corporation, since January 2008. Prior to co-founding Grede Holdings LLC, Mr. Grimm served as Vice President - Global Ford, Materials Management, Powertrain Electronics & Fuel Operations of Visteon Corporation, from 2006 to 2008. Prior to that time, Mr. Grimm spent five years at Metaldyne as a Vice President in various executive positions, including Commercial Operations, General Manager of Forging and Casting Operations, as well as having responsibility for global purchasing and quality. Before joining Metaldyne in 2001, Mr. Grimm was with Dana Corporation, and served in various executive positions including Vice President - Global Strategic Sourcing. Prior to that, Mr. Grimm spent 10 years at Chrysler Corporation in progressive management positions.

Mr. Grimm serves as Chairman of the Board of Electrical Components International, Inc. and serves as a director of Pangea Corporation. Mr. Grimm holds a B.A. degree in Economics and Management from Hiram College (OH), and an M.B.A. degree from the University of Detroit. Mr. Grimm has been selected to serve on our board of directors based on his extensive executive experience in the automotive industry.

Philip Horlock has been a Class III director of the Company since February 24, 2015, and is currently our President and CEO. Mr. Horlock was reappointed President and CEO effective September 28, 2024, following the resignation of Mr. Britton Smith from the office of President. Prior to that date, Mr. Horlock served as CEO, beginning May 31, 2023, following the resignation of Matthew Stevenson. On May 31, 2023, Mr. Horlock relinquished the office of President, when the board of directors appointed Mr. Smith as President, and retained the office of CEO. Mr. Horlock served as President and CEO of the Company from February 24, 2015 to October 31, 2021. Subsequently, Mr. Horlock served as a Senior Advisor to the Company until December 31, 2021, at which time Mr. Horlock became a consultant to the Company, serving until he was appointed President and CEO in May 2023. Mr. Horlock served as School Bus Holdings’ President and CEO from April 2011 to October 31, 2021. Mr. Horlock served as School Bus Holdings’ CFO and Chief Administrative Officer from January 2010 until April 2011. Before joining School Bus Holdings, Mr. Horlock spent over 30 years with Ford Motor Company, where he held senior executive positions in Finance and Operations worldwide. His last three positions with Ford were Chairman & CEO of Ford Motor Land Development, Controller of Corporate Finance, and CFO Ford Asia Pacific & Africa. While at Ford, Mr. Horlock served on the Advisory Board of Mazda Motor Corporation and also previously served as a director of LoJack Corporation. Mr. Horlock holds a B.S. degree in Psychology and Mathematics from Sheffield University in England. He also completed the Ford Executive Development Program (Capstone) through the University of Michigan. Mr. Horlock has been selected to serve on our board of directors based on his extensive automotive and school bus industry experience and the results that he achieved with the Company and School Bus Holdings during his tenure.

Dan Thau has been a Class III director of the Company since May 19, 2023. Mr. Thau currently serves as CFO of ACES, a leading provider of ABA therapy to individuals with autism spectrum disorder. He has been in that position since June 2024. Previously, Dan served as a Vice President of American Securities LLC, a private equity firm he joined in 2015. Prior to joining American Securities, Mr. Thau was employed by Goldman Sachs as an analyst in the Financial Institutions Group in New York and in the Israel Group in Tel Aviv. Mr. Thau holds a B.S. degree in Economics from the University of Pennsylvania’s Wharton School and an M.B.A. degree from Harvard

Business School. Mr. Thau has been selected to serve on our board of directors based on his experience as a board member of, and executive with, private equity firms that invest in other manufacturing companies.

Executive Officers

Information on our current executive officers (other than Mr. Horlock) is provided below.

Razvan Radulescu was appointed CFO of the Company effective October 1, 2021. Prior to this appointment, Mr. Radulescu was employed in various management positions by Daimler AG, since 2000. He has over 20 years of experience at Daimler AG in various roles of increasing responsibility in Finance and Controlling, as well as Procurement, including IT and Compliance. From 2020 until he joined the Company, Mr. Radulescu served as General Manager – Procurement and Global Lead Cab Interior/Exterior and Aftersales, for Daimler Trucks North America (“DTNA”), responsible for all production and aftersales purchases, as well as the Global Daimler Trucks Cab Interior/Exterior parts and aftersales. From 2017 to 2020, Mr. Radulescu served as CFO of the Global Powertrain Trucks Business Unit in Stuttgart, Germany. From 2013 to 2017, Mr. Radulescu served as Controller – Freightliner Trucks for DTNA. Mr. Radulescu holds a B.S. degree in Computer Science from the Academy of Economics Studies in Bucharest, Romania and an M.B.A. degree from Case Western Reserve University.

Ted Scartz was appointed Senior Vice President and General Counsel of the Company in May 2022. Mr. Scartz also serves as Corporate Secretary for the Company. Mr. Scartz has worked in the corporate legal community for over 25 years and has worked as in-house corporate counsel at multiple publicly-traded companies for the past 15 years. He leads all aspects of Blue Bird's legal function, including corporate governance, SEC reporting, and governmental relations, as well as commercial contracts and litigation.

Prior to joining Blue Bird, Mr. Scartz was Vice President and Deputy General Counsel at The Aaron's Company, Inc. He was employed by The Aaron's Company, Inc. or its predecessor entity in various positions from 2013 to 2022, including as General Counsel to the Aaron's Sales & Lease Division. From 2007 to 2013, Mr. Scartz was Division Lead Counsel for the Low & Medium Voltage Divisions of Siemens Industry, Inc. and other capacities as counsel for Siemens's manufacturing operations in North America. Prior to moving to an in-house career, Mr. Scartz worked in the commercial litigation practice of prominent law firms in Atlanta, Georgia. Mr. Scartz holds a B.A. degree in Political Science from Wake Forest University and a J.D. degree from the University of Georgia.

Newly-Appointed Executive and Director

John Wyskiel, age 60, was appointed by the Board of Directors as President and CEO on January 22, 2025, effective February 17, 2025, and was also elected a Class I Director, effective February 17, 2025. Mr. Wyskiel is an automotive industry veteran who brings more than 35 years of experience in manufacturing leadership, operational excellence and global supply chain management to Blue Bird. Wyskiel returns to Blue Bird after a 20-year career at Magna International, where he most recently served as President of Magna Seating, from January 2020 to January 2025. In this role, he was responsible for leading a $6 billion business with 33,000 employees across 60 manufacturing facilities in 15 countries. Before then, Wyskiel served as General Manager of Blue Bird Coach in Canada, one of the largest manufacturers of Type A and Type C school buses, from 2002 to 2004. Prior to that, he held various senior manufacturing, operations, engineering, product management and sales roles at Dana Corporation and Borg Warner, both global automotive component suppliers.

Mr. Wyskiel holds a CET Accreditation from Mohawk College of Applied Arts & Technology in Hamilton, Ontario. He is a graduate of the University of Michigan Business School Executive Development Program and of the Global Leadership Executive Fundamentals Program at ISEAD Business School in Paris, France.

CORPORATE GOVERNANCE AND BOARD MATTERS
Classified Board of Directors
Our board of directors is classified into three classes, each comprising as nearly as possible one-third of the total number of directors, to serve three-year terms. Messrs. Hightower and Penn have been elected to serve in Class I, which term will expire at our 2027 Annual Meeting of Stockholders. Messrs. Blaufuss and Newman and Ms. Fream have been elected to serve in Class II, which term will expire at our 2025 Annual Meeting of Stockholders. Messrs. Grimm, Horlock and Thau have been elected to serve in Class III, which term will expire at our 2026 Annual Meeting of Stockholders.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent unless we are a “controlled company.” An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has determined that each of our directors, other than Mr. Horlock, is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Board Membership Diversity
Nasdaq’s Board Diversity Rules (Rule 5605(f) and Rule 5606) were approved by the SEC in 2021. On December 11, 2024, the United States Court of Appeals for the Fifth Circuit (the “Fifth Circuit”) vacated the SEC’s order approving Nasdaq’s board diversity rules. The ruling means that Nasdaq-listed companies will no longer be required to meet specified board diversity criteria or make prescribed disclosures regarding their board’s diversity characteristics. Nasdaq has indicated it does not intend to appeal the Fifth Circuit’s decision. The SEC has not yet announced whether it intends to appeal. However, we have elected to continue to present our Board diversity statistics pending any further developments regarding this matter.

The following Board Diversity Matrix presents our Board diversity statistics. The rule’s minimum diversity objective is two diverse directors, including one who self-identifies as female, and one who self-identifies as either an underrepresented minority or LGBTQ+. “Underrepresented Minority” means an individual who self-identifies as one or more of the following: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or Two or More Races or Ethnicities. “Two or More Races or Ethnicities” means a person who identifies with more than one of the following categories: White (not of Hispanic or Latinx origin), Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander. Our Board currently includes two diverse directors.

Board Diversity Matrix (As of January 15, 2024)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic of Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Stockholder Communications with the Board of Directors
Our corporate governance guidelines provide that our Chairman and our CEO are responsible for establishing effective communications with our Stockholders. Our Board has implemented a process for Stockholders to send communications to our Board and to specific individual directors.

Stockholders who wish to communicate directly with our Board, or any individual director, should direct communications in writing to our Corporate Secretary, Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, or by email to ted.scartz@blue-bird.com. The communication must contain a clear notation indicating that it is a “Board Communication” or “Director Communication.” All such communications must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors.

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a Stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Audit Committee Chairman at the Company’s headquarters or by telephone at 1-866-766-1953.
Leadership Structure and Risk Oversight
The Board does not have a lead independent director. Douglas Grimm is our Chairman of the Board. Although we do not have a formal policy regarding the separation of the CEO and Chairman of the Board positions, at this time those positions are held by two separate individuals, Mr. Horlock and Mr. Grimm, respectively.

The Board does not have a formal risk management committee but administers this oversight function through various standing committees of the Board. The Audit Committee maintains responsibility for oversight of financial reporting-related risks, including those related to our accounting, enterprise risk management assessment, auditing, and financial reporting practices, which include internal controls over financial reporting. The Audit Committee also reviews reports of, and considers any material allegations regarding, potential violations of our Company’s Code of Ethics, as well as oversight of our Environmental, Social and Governance (“ESG”) Program. The Compensation Committee oversees risks arising from our compensation policies and programs. The

Compensation Committee also has responsibility for evaluating and approving our executive compensation and benefit plans, policies, and programs.
Annual Meeting Attendance
The Board encourages all its members to attend the Annual Meeting of Stockholders. All director nominees and all continuing directors are encouraged to be personally present or to attend the Annual Meeting of Stockholders by teleconference. All directors attended the 2024 Annual Meeting either in person or by teleconference.
Board Meetings
The Board held eight (8) meetings during fiscal 2024. The Board has three (3) standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee, each as further described below. Each standing committee has the right to retain its own legal and other advisors.

All directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which each has been a director); and (ii) the total number of meetings held by all committees of the Board on which each served (during the periods that they served) during our fiscal year ended September 28, 2024.
Committees of the Board of Directors
The standing committees of our Board currently consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.
Audit Committee
Our Audit Committee consists of Messrs. Blaufuss, Hightower and Thau, with Mr. Blaufuss serving as the Chairman of the Audit Committee. We believe that each of these individuals qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. The Board has determined that Mr. Blaufuss qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K, and that each member of the Audit Committee is financially literate.

Our Board has adopted a written charter for the Audit Committee, which is available on our corporate website at www.blue-bird.com. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee met five (5) times in fiscal 2024.

Responsibilities of the Audit Committee include, among others contained in its charter:

•the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•pre-approval of all audit and non-audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us for the purpose of preparing or issuing an audit report or performing any audit, review or attestation services, and establishing pre-approval policies and procedures;

•oversight, review and discussion with management and the independent registered public accounting firm of audit results, our financial statements, financial disclosures and related financial reporting and internal control matters, including oversight of the internal audit function;

•review and discussion with the independent registered public accounting firm of all relationships the independent registered public accounting firm has with us in order to evaluate its continued independence;

•setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and assessment of the independent registered public accounting firm’s independence and all relationships between the independent registered public accounting firm and the Company;

•review and approval of any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction;

•review with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities;

•oversight and monitoring of the Company’s compliance policies and practices with respect to legal and regulatory requirements and codes of conduct;

•annual review of the Company’s enterprise risk management program, including cybersecurity; and

•oversight, review and discussion with management of the Company’s ESG program.
Compensation Committee
Our Compensation Committee consists of Messrs. Penn, Grimm and Newman, with Mr. Penn serving as the Chairman of the Compensation Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements.

Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.blue-bird.com. The Compensation Committee reviews and assesses the adequacy of its charter annually. The Compensation Committee met five (5) times in fiscal 2024.

Responsibilities of the Compensation Committee include, among others contained in its charter:

•review and approval on an annual basis of the corporate goals and objectives relevant to our CEO’s compensation, evaluating our CEO’s performance in light of such goals and objectives and determining and approving the compensation of our CEO based on such evaluation;

•review and approval of the compensation of all of our other executive officers;

•review and approval of our executive compensation policies, plans, and programs;

•implementation and administration of our equity-based compensation plans;

•assisting management in complying with our SEC filings and annual report disclosure requirements;

•approval of all special perquisites, special cash payments and other special compensation and benefits arrangements for our executive officers and employees;

•approving our Compensation Discussion and Analysis (“CD&A”) disclosures and producing a report on executive compensation to be included in our annual proxy statement (if required by law); and

•review, evaluation, and recommendation of changes, if appropriate, to the compensation of our directors.

The Compensation Committee charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. Before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the SEC and Nasdaq.

In March 2015, when we first became a public company, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide advice to the Compensation Committee, as requested from time to time, in connection with matters pertaining to executive and director compensation. The scope of the engagement pursuant to the engagement letter includes general guidance on executive and director compensation matters, advice on the Company’s executive pay philosophy and compensation peer group, advice on the design of incentive plan and other compensation programs, the provision of comprehensive competitive market studies and market data, and updates on best practices and changes in the regulatory or corporate governance environment. The Compensation Committee had no material interactions with Meridian in the past three fiscal years.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee consists of Ms. Fream and Messrs. Grimm and Penn, with Ms. Fream serving as the Chairperson of the Corporate Governance and Nominating Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements.

Our Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our corporate website at www.blue-bird.com. The Corporate Governance and Nominating Committee reviews and assesses the adequacy of its charter annually. The Corporate Governance and Nominating Committee met five (5) times in fiscal 2024.

Responsibilities of the Corporate Governance and Nominating Committee include, among others contained in its charter:

•identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our Board;

•overseeing the organization of our Board and making recommendations to the Board regarding the Board’s size, composition, membership in the staggered classes, composition of Board committees, the process for filling vacancies and the tenure of members;

•developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; and

•leading the Board in the annual review of the Board and management.

In considering a candidate for election to our Board, the Corporate Governance and Nominating Committee will carefully evaluate all relevant qualifications and experience of such candidate to assess such person’s ability to be a valuable and contributing member of our Board. Such evaluation shall be made without regard to race, religion, gender, ancestry, national origin or disability. Although the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, our Board currently includes two diverse directors, and the Corporate Governance and Nominating Committee will consider diversity in evaluating and identifying potential future director nominees.

For fiscal 2024, in lieu of an annual Board Self-Survey, the Corporate Governance and Nominating Committee commissioned a third party, Nasdaq Board Advisory Services (“NBAS”), to conduct an independent Board Evaluation and Report. In this process each Director completed a self-evaluation, followed by a one-on-one interview with NBAS, the results of which were compiled into a final report provided to the Committee. The Committee then provided a report-out to the Board as a whole. The goal of the process and the report was to provide the Board with an understanding of how Board members view the Board’s effectiveness, highlight areas of strength and areas for improvement, and promote positive board dynamics.
Stockholder Nominations
Our Corporate Governance and Nominating Committee will consider candidates for the Board recommended by Stockholders. Our bylaws include provisions related to the nomination of directors. To recommend or to nominate director candidates, Stockholders must follow all applicable laws, rules of the SEC and the Company’s governing instruments, including our bylaws. Below is a summary of the requirements contained in our bylaws, effective as of February 2, 2023:

(a)    Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Company’s notice of such special meeting, may be made (i) by or at the direction of the Board, or (ii) by any stockholder of the Company (x) who is a stockholder of record on the date of the giving of the notice for such meeting and on the Record Date for the determination of stockholders entitled to vote at such meeting and (y) who complies with (1) the notice procedures and other requirements set forth in our bylaws and (2) the requirements of Rule 14a-19 under the Exchange Act (or any amended or successor rule).

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company.

A stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must also (i) include all other information required by Rule 14a-19 under the Exchange Act (or any amended or successor rule), and (ii) be accompanied by a written consent of each proposed nominee to being named as a nominee in any proxy statement relating to the annual meeting or special meeting, as applicable, and to serve as a director if elected.

If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the bylaws and/or applicable federal and state laws, or that the solicitation in support of such nominee was not made in compliance with Rule 14a-19 (or any amended or successor rule), then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Company to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.

In addition to the foregoing, a Stockholder shall also comply with (i) all applicable requirements of federal and state laws, including the requirements of the Exchange Act and the rules and regulations thereunder, and (ii) all governing documents of the Company, including the articles of incorporation and bylaws, with respect to the matters set forth herein.

Insider Trading Policy and Hedging Restrictions

The Board has adopted an insider trading policy. The provisions of this policy expressly prohibit directors, officers and other employees of the Company and its subsidiaries from trading, either directly or indirectly, in securities of the Company after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, procedures have been established for setting blackout periods and permissible open trading windows, as well as advance notice of market transactions. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Company plans, as well as other transactions which may be prohibited, such as short-term trading, short sales, publicly trading in options, hedging transactions and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions and certain reporting requirements applicable to directors, officers, and designated key employees. The policy also contains guidelines and requirements related to the establishment of Rule 10b5-1 trading plans, in accordance with the safe harbor requirements of Securities Exchange Act Rule 10b5-1.

The insider trading policy also expressly prohibits all officers, directors and employees of the Company and its subsidiaries from engaging in short sales of Company securities or engaging in any other type of transaction where they will earn a profit based on a decline in the Company’s stock price, or otherwise entering into any hedging or similar arrangement with respect to Company securities.

Our insider trading policy and related Rule 10b5-1 trading plan requirements have been filed with the SEC as an exhibit (Exhibit 19.1) to our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed on December 11, 2023.
Code of Ethics
We have adopted a Code of Ethics that applies to all our employees, including our CEO, CFO and principal accounting officer. Our Code of Ethics is available on our website at www.blue-bird.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address.

Indemnification Agreements
Our certificate of incorporation and bylaws provide for indemnification of our directors and officers to the maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our current directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law if the director or officer was, is made, or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the Company, for all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer, or, for all expenses actually and reasonably incurred by the director or officer in connection with any proceeding by or in the right of the Company, in both cases, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, in addition, had no reason to believe his or her conduct was unlawful. The indemnification agreement also provides for, among other things, (i) partial indemnification of expenses incurred by the director or officer in the event that he or she was successful as to less than all of the claims in any proceeding; (ii) in a case where the Company is jointly liable with the director or officer, to the fullest extent permitted by law, the waiver by the Company of any right of contribution it may have against the director or officer; (iii) proportionate contribution by the Company of expenses incurred in the event the director or officer elects or is required to pay all or any portion of a judgment or settlement in any proceeding in which the Company is jointly liable; and (iv) to the fullest extent permitted by law, advancement of expenses incurred by or on behalf of the director or officer in connection with any proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined that the director or officer is not entitled to indemnification. We intend to enter into indemnification agreements with our future directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. Our General Counsel will promptly communicate such information to our Audit Committee, or another independent committee of our Board appointed to consider such transactions. No related person transaction will be entered into without the approval or ratification of our Audit Committee, another independent body of our Board, or the independent disinterested members of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.
Related Person Transactions
There were no related person transactions in fiscal 2024, or any currently proposed transaction, except as disclosed below.

Secondary Public Offering Expenses Paid on behalf of Greater Than 5% Stockholders. We previously entered into certain registration rights agreements with an affiliate of American Securities, LLC (ASP BB Holdings LLC), and registered shares held by this stockholder for resale on a Registration Statement on Form S-3 filed with the SEC. ASP BB Holdings was a greater than 5% stockholder during fiscal 2024. Pursuant to these registration rights, we paid the offering expenses, including discounts and commissions, on behalf of the selling stockholder related to two secondary offerings in fiscal 2024 (December 2023 and February 2024) with respect to ASP BB Holdings. With respect to our obligations to the selling stockholder, we paid an aggregate of $3.2 million in expenses related to the offerings. Kevin Penn and Dan Thau are directors of Blue Bird and are, or were, employed by American Securities; however, Messrs. Penn and Thau disclaim any direct or indirect material interest in this transaction.

Retention of LightSource Labs, Inc. (“LightSource”). In March 2024, the Company entered a three-year subscription license agreement with LightSource, a company that provides a software platform for assessing, publishing and sharing information relating to buyers and suppliers in the supply chain ecosystem. The CEO and principal owner of LightSource is Spencer Penn, son of our Board member Kevin Penn. The fee for the three-year subscription license is $167,230. Prior to signing the agreement with LightSource, management presented the opportunity to the Audit Committee, along with an analysis supporting the conclusion that the evaluation to retain LightSource was made as an arms-length transaction and demonstrating that the amount of the license was comparable and competitive to similar solutions provided by non-related parties. The Audit Committee approved the retention of LightSource for the engagement.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires directors, certain officers of the Company and owners of more than 10% of our outstanding common stock to file ownership reports with the SEC reflecting such person’s ownership of our common stock.

During the fiscal year ended September 28, 2024, the Company believes, based solely on a review of copies of the reports furnished to the Company and written representations to it that no other reports were required, that all Section 16 filing requirements have been met by the reporting persons, except as follows: Mr. Dan Thau filed one Form 3 report late (Initial Statement of Beneficial Ownership); and Ms. Julie Fream filed one Form 3 report and one Form 4 report (reporting one transaction) late.

DIRECTOR AND EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation programs for Blue Bird’s Named Executive Officers who are identified in the Summary Compensation Table below, as well as our director compensation programs.

Our named executive officers (the “Named Executive Officers” or “NEOs”) for our fiscal year ended September 28, 2024, include: Philip Horlock, our President and Chief Executive Officer (President re-appointment effective September 28, 2024); Britton Smith, our former President (resigned effective September 28, 2024); Razvan Radulescu, our Chief Financial Officer; and Ted Scartz, our Senior Vice President and General Counsel.
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
Introduction; Financial Highlights
For fiscal 2024, the Company exceeded its fiscal 2024 revenue and Adjusted EBITDA guidance and reported a 19% increase in net sales and an increase of almost $82 million in net income.

Fiscal 2024 Financial Results and Business Highlights:

• Unit sales of 9,000

• Net sales of $1.35 billion

• Net income of $105.5 million

• Diluted earnings per share of $3.16

• Adjusted EBITDA of $183 million

• Adjusted Net Income of $115 million

• Adjusted Diluted Earnings per Share of $3.46

Our management team executed a rigorous transformational plan during fiscal years 2022 through 2024 to improve operations and throughput, control fixed costs, recover economics through pricing and expand our leadership position in alternative-powered buses. The market demand for Blue Bird’s school buses remains very strong with approximately 4,800 units in the order backlog. Unit sales in fiscal 2024 were up 6% from a year ago and revenues grew by approximately 19%, to a record $1.35 billion. Adjusted EBITDA was a record $183 million, which is an increase of $95 million compared with last year.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments; net gains or losses on the disposal of assets as well as certain charges such as (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting and/or operational transformation initiatives. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and operational transformation and major product redesign initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We believe that Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP metrics offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Second Quarter Fiscal 2024 Approval of Change in Control Plan and Executive Employment Agreements

In January 2024, the Compensation Committee of the Board of Directors (the “Committee” or the “Compensation Committee”) approved a Change in Control Plan, which is a cash bonus program in the event of a change in control (or “CIC”) of the Company in the next three years. The Compensation Committee also approved employment agreements with increased base salaries and other incentives for each of our executive officers, which were previously reported and filed with the SEC. The Change in Control Plan and the executive employment agreements are described in detail below under “Change in Control Plan and Amendment to Awards Under The 2015 Omnibus Equity Incentive Plan” and ‘Executive Employment Agreements and Other Arrangements with Named Executive Officers.”

Also in January 2024, the Committee approved an Amendment to all outstanding awards of stock options and RSUs under the Blue Bird Corporation Amended and Restated 2015 Omnibus Equity Incentive Plan. This Amendment provides that upon a CIC, all outstanding unvested restricted stock units and option awards will vest. The purpose of this Amendment was to achieve consistency in prior awards under the Omnibus Plan, some of which would only vest upon a CIC with further action by the Committee and some of which would vest upon a CIC unless determined otherwise by the Committee at the time of the CIC.

The Committee believes that these CIC programs are reasonable and appropriate as incentive and retention mechanisms for our management team and other key employees.
Compensation Program Objectives, Policies and Structure
Our compensation programs are directed by the Compensation Committee, composed exclusively of independent directors. See “Corporate Governance and Board Matters – Committees of the Board of Directors,” for a description of the Compensation Committee’s duties and responsibilities. Our compensation programs are designed to attract and retain high-quality executives, link incentives to the Company’s performance and align the interests of management with those of our stockholders. The Compensation Committee believes these programs offer compensation that is competitive with companies that operate in the automotive industry. Our compensation framework has the following principal components:
Key Compensation Policies
The Company emphasizes pay for performance and equity-based incentive programs designed to compensate executives for achieving operational and strategic success goals set each fiscal year. Historically, our key compensation policies and philosophy have included the following:

•Incentive-based pay (“pay for performance”) is intended to constitute a majority of the Named Executive Officers’ total compensation.

•Adjusted EBITDA is the key metric for the annual incentive compensation program.

•Individual incentive-based pay is based on achievement of financial performance metrics (70%) and on individual performance as measured against our performance management program (30%).

•There are no significant perquisites for executive officers, other than certain personal travel allowances.

•The Company does not discount, backdate, reprice or grant equity awards retroactively.

•The Company prohibits the hedging or pledging of Company stock or purchasing stock on margin for directors and executive officers.

•The Company has adopted a clawback policy (described below) whereby the Company will recoup executive officer incentive compensation where a financial restatement is required, and executive officer incentive compensation was based on financial results impacted by the restatement.
Components of Short-Term Performance Compensation
•Salary – The fixed amount of compensation for performing day-to-day responsibilities.

•Annual incentive cash compensation – Annual cash awards that focus on the attainment of Company performance targets as measured, historically, by Adjusted EBITDA and, in certain prior fiscal years, Adjusted Free Cash Flow. See “Annual Management Incentive Plan.”
Components of Long-Term Performance Compensation
•Our equity- and cash-based Omnibus Equity Incentive Plan – Annual awards that focus on long-term growth in stockholder value, including annual performance targets as measured, historically, by Adjusted EBITDA and, in certain prior fiscal years, Adjusted Free Cash Flow. We also utilize time-based equity awards, in the Compensation Committee’s discretion. Previously, our long-term equity-based incentive compensation program (“LTI awards”) consisted of stock options and restricted stock units (“RSUs”); beginning with new awards granted in fiscal 2024 and subsequently, all equity awards will be issued solely in RSUs.

The Compensation Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to achieve targeted annual operating results and stockholder returns. The Committee considers a number of important factors when reviewing and determining executive compensation, including job responsibilities, Company performance, individual performance and compensation for executives among its industry peers.

Prior to fiscal 2020, the Compensation Committee had not significantly changed its programs and practices in the previous three fiscal years. As a result of the impact of the coronavirus pandemic and subsequent supply chain disruptions and other negative impacts on the Company’s operations, the Compensation Committee exercised its discretionary authority to determine the awards to be vested under the program for fiscal 2021 and fiscal 2022 and modified the compensation programs in part to take into account the economic disruptions that occurred from the onset of the pandemic in fiscal 2020 that also impacted the two subsequent fiscal years.

The Named Executive Officers and all U.S. salaried employees are eligible to participate in the Company’s tax qualified retirement savings plan. The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers, other than certain personal travel stipends. Our Named Executive Officers are generally provided disability and life insurance, in addition to participation in our retirement savings plan.
Participants and Decision Makers in Determining Named Executive Officer Compensation
A number of individuals contribute to the process of reviewing and determining the compensation of our Named Executive Officers:

•Independent Members of Our Board of Directors – The independent members of our Board of Directors have formally delegated the final executive compensation decisions to our Compensation Committee regarding the compensation of our Named Executive Officers and our compensation programs. The Compensation Committee makes periodic reports to our Board of Directors.

•Compensation Committee – Our Compensation Committee consists of three directors, each of whom satisfies the applicable independence requirements of the Nasdaq Stock Market and any other regulatory requirements. Our Compensation Committee makes the final decisions regarding the compensation of our Named Executive Officers and our compensation programs. Additionally, the Committee is responsible for administering our equity and non-equity incentive plans. The Compensation Committee charter is available on our website under the Corporate Governance section.

•Chief Executive Officer – Our Chief Executive Officer evaluates the performance of the other Named Executive Officers and makes recommendations on compensation of our Named Executive Officers to the Compensation Committee.

Industry Compensation Comparisons. The Committee may from time to time utilize information from published compensation surveys as well as compensation data from industry peers to determine if compensation for the CEO and other executive officers is competitive with the market. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Role of Compensation Consultants. The Compensation Committee charter provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. In 2015, when we first became a public company, the Committee retained Meridian to provide advice to the Committee, as requested from time to time, in connection with executive and director compensation. The engagement letter includes general guidance on compensation matters, advice on the Company’s executive compensation philosophy and compensation peer group, the design of compensation programs, the provision of compensation competitive market studies and market data, and updates on best practices and changes in the regulatory or corporate governance environment. Meridian provided the Committee with compensation market and peer data in 2015, which the Committee utilized in designing the initial compensation programs for our executives after we became a public company. Meridian provided benchmarking data for the top 20 executives in the Company to be utilized in designing a base compensation program for the executives, and also provided comparable data on director compensation. The Committee has had no significant interactions with Meridian since 2015, or any other compensation consultant.

Elements of Total Compensation. The Company’s executive compensation program is comprised of base salaries, annual incentive cash bonuses and long-term equity incentives currently consisting of RSUs, the vesting of which is usually tied to achieving annual performance goals but with a maximum forfeiture of 50% of the awards for failure to achieve the goals, although the Committee also utilizes other time-based equity awards from time to time in its discretion.

Base Salary is designed to reward experience, knowledge of the industry, duties and scope of responsibility.

Short-Term Incentive Cash Compensation is designed to reward success in achieving annual Company performance objectives.

Long-Term Incentive Equity Compensation is designed to reward continued excellence and attainment of annual performance objectives and success in long-term growth and development.

Base Salary. Base salary provides a level of compensation that is competitive within our industry to attract and retain high-caliber executives. The Committee reviews base salaries annually and may or may not approve changes. Historically, the Committee reviews the salary of each Named Executive Officer after the end of each fiscal year, although the Board approved salary increases earlier in fiscal 2023. The Committee considers performance, the addition of new responsibilities and other factors as appropriate. The Committee believes that the base salary of each Named Executive Officer is appropriate based on scope of responsibility, experience, tenure with the Company, individual performance and competitive pay practices. During fiscal 2023 and fiscal 2024, the Board approved certain salary increases and special recognition and retention awards.

Annual Management Incentive Plan (“MIP”). This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company operating profit and, in prior fiscal years, cash flow goals. Subject to the funding maximums established by the Committee that are described below, the Committee sets annual performance goals, targets and maximum awards for each Named Executive Officer, expressed as a percentage of base salary.

Historically, the Committee has chosen Adjusted EBITDA as the chief financial metric for this program because the Company uses this measure as a useful way to measure ongoing operational performance between fiscal periods by excluding decisions on capital investment, financing and certain other significant initiatives or transactions that might otherwise impact the review of the profitability of the business based on present market conditions and other factors. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, the majority of the annual incentive compensation for each of the Named Executive Officers is based upon Company Adjusted EBITDA performance. The Adjusted EBITDA goal is proposed by Company management at the beginning of each fiscal year and approved by the Committee after the fiscal year ends when the Company’s financial statements for the fiscal year have been completed. The target levels represent an amount of Adjusted EBITDA that the Committee determines is attainable with excellent performance under expected economic conditions. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers. The Adjusted EBITDA minimum target goal is inclusive (i.e. net) of the expense pertaining to the aggregate cash bonus payment.

The MIP rewards our executive officers for achievement of specific financial targets. Cash awards are made after the end of each fiscal year (after completion of the audited financial statements) based upon the achievement of MIP Adjusted EBITDA targets, which are set at the beginning of the fiscal year. “MIP Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization, adjusted to add back certain significant charges such as (i) product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting and/or operational transformation initiatives.

The Compensation Committee approves the financial performance targets under the MIP on an annual basis and has sole discretion to adjust the performance targets. In fiscal years 2022, 2023 and 2024, the MIP performance formula was based 100% on Adjusted EBITDA. Individual awards are determined based on the achievement of the financial performance metrics (70%) and on individual performance as measured against our performance management program (30%).

For fiscal 2024, the Compensation Committee established target bonuses for Mr. Horlock at 150% of his base salary, for Mr. Smith at 100% of his base salary, for Mr. Radulescu at 100% of his base salary, and for Mr. Scartz at 50% of his base salary. For fiscal 2023, the Compensation Committee established target bonuses for Mr. Horlock at 150% (prorated for six months’ service) of his base salary, for Mr. Smith at 50% of his base salary, for Mr. Radulescu at 75% of his base salary, and for Mr. Scartz at 50% of his base salary (prior to the 2023 officer appointments of Mr. Horlock and Mr. Smith). These targets also applied for fiscal 2022 (with Mr. Horlock entitled to a pro rata bonus based on his period of service at 150% of his base salary). The bonus amounts are prorated based on actual service during the fiscal year.

The table below reflects the scale for fiscal 2024:

MIP Adjusted EBITDA (100% of Award)

Actual Adjusted EBITDA ($Mils)		Percent of Target Bonus
$80.0	*	50.0%
$110.0		100.0%
$115.0		150.0%
$120.0		200.0%	**

*    No bonus award will be paid if MIP Adjusted EBITDA is below $80.0 million.
**    The award was initially capped at 200%. Following the exceptional financial performance in fiscal 2024, the Compensation Committee modified the program to permit payment up to 225% of Target Bonus.

    The table below reflects the scale for fiscal 2023:

MIP Adjusted EBITDA (100% of Award)

Actual Adjusted EBITDA ($Mils)		Percent of Target Bonus
$40.0	*	50.0%
$48.8		100.0%
$53.8		150.0%
$58.8		200.0%	**

*    No bonus award will be paid if MIP Adjusted EBITDA is below $40.0 million.
**    The award is capped at 200%.

The table below reflects the scale for fiscal 2022:

MIP Adjusted EBITDA (100% of Award)

Actual Adjusted EBITDA ($Mils)		Percent of Target Bonus
$40.0	*	50.0%
$45.0		100.0%
$50.0		150.0%
$55.0		200.0%
$60.0		200.0%	**

*    No bonus award will be paid if MIP Adjusted EBITDA is below $40.0 million.
**    The award is capped at 200%.

After the financial results for the preceding fiscal year are available, the Compensation Committee meets to determine the bonuses to be granted under the MIP for the preceding fiscal year’s performance. In addition to reviewing whether the established financial targets are met, the Compensation Committee has sole discretion to adjust the actual award amounts based upon such factors as it deems appropriate in the circumstances and may adjust the performance metrics if deemed appropriate by the Committee. MIP awards based on a particular fiscal year’s performance and reflected in the Summary Compensation Table are paid in December of each year (the first fiscal quarter of the succeeding fiscal year), upon completion of our audited financial statements.

Based on fiscal 2024 financial results, the maximum 200% MIP payout was achieved; however, pursuant to the Compensation Committee’s discretionary authority, the Committee approved the payout at up to 225% for - eligible participants still employed with the Company.

During fiscal 2023, 50% of the annual MIP target goal had been materially achieved through the second quarter of fiscal 2023, and that portion was paid to participants in July 2023. Based on fiscal 2023 financial results, the Company paid the maximum 200% MIP payout.

Based on fiscal 2022 financial results, no cash awards were made under the fiscal 2022 MIP, as the performance targets were not met primarily due to the negative financial impacts of ongoing supply chain disruptions on the Company’s operations.

Omnibus Equity Incentive Plan (“Incentive Plan”). The Company’s long-term incentive program has historically included annual grants of stock option and RSU awards under our Incentive Plan. Awards under our Incentive Plan may consist of restricted stock or units, stock appreciation rights, incentive stock options, non-qualified stock options, phantom stock, cash-based awards, performance shares or units, or any combination of the foregoing. We believe that the various awards available under the Incentive Plan give us greater flexibility to respond to market-competitive changes in equity compensation practices. Historically, we used a mix of stock options and RSUs in order to accomplish the performance and retention objectives of our long-term incentive program. Beginning in fiscal 2024, all equity awards consist solely of RSUs. The Committee may tie the awards to performance goals or time-based service, in its discretion, and has the authority to modify performance criteria or waive such criteria in its discretion. The Committee also has broad discretion to provide for, among other things, acceleration of vesting and/or acceleration of payments of awards, or appropriate substitution of awards, in the event of a Change of Control as defined in the Incentive Plan and may include such provisions in individual award agreements in its sole discretion.

In fiscal 2022, options and RSU’s were awarded to certain executives based on the attainment of the performance criteria under the MIP and vest over three years, with a maximum forfeiture of 50% of the awards for failure to achieve the MIP target goals; provided, however, that all option awards were granted at an exercise price of $20.00 per share, which was greater than the market price of the Company’s common stock on the grant date. The Committee also approved a fiscal 2022 Special One-Time Retention LTI Award, including RSUs only, that vests strictly based on the passage of time in four equal tranches. The first tranche vested on July 1, 2022, and the remaining three tranches vested or will vest annually thereafter on July 1, 2023, July 1, 2024, and July 1, 2025.

During fiscal 2023, a one-time RSU award was made to the senior leadership team effective May 31, 2023, including our Named Executive Officers, which will vest on July 1, 2025 or upon a change in control, whichever is earlier (except with respect to Mr. Horlock). Except for the special RSU award, the fiscal 2023 LTI awards program was similar in plan design and methodology as the fiscal 2022 programs. Beginning in fiscal 2024, all equity awards were issued as RSUs, and as in past years are based on the attainment of the performance criteria under the MIP and vest over three years.

The mix of stock options and RSUs has varied by organizational level and has changed over time. Historically, our Named Executive Officers receive 25% or 50% (depending upon the officer position) of the award value in the form of non-qualified stock options and 75% or 50% (depending upon the officer position) of the award value in the form of RSUs. It is our goal to provide our Named Executive Officers with grants that are motivational while using the shares available for grant in a responsible manner.

In fiscal 2022 and 2023, Mr. Radulescu received 25% of his equity awards in the form of non-qualified stock options and 75% of his equity awards in the form of RSUs. Mr. Smith received 50% of his equity awards in the form of non-qualified stock options and 50% of his equity awards in the form of RSUs in fiscal 2023. Mr. Scartz received 50% of his equity awards in the form of non-qualified stock options and 50% of his equity awards in the form of RSUs beginning in fiscal 2023. Mr. Horlock received no equity award in fiscal 2022; in fiscal 2023, Mr. Horlock received equity awards valued at $1,991,991.

Upon his initial hire, effective March 1, 2022, Mr. Smith received a one-time award of 15,000 RSUs valued at $306,600 based upon the stock price at the grant date, which would vest in four equal annual tranches commencing on July 1, 2022, subject to his continued employment. Mr. Smith resigned effective September 28, 2024, and therefore forfeited the remaining unvested portion of this equity award. See “Executive Employment Agreements and Other Arrangements with Named Executive Officers” contained in this Proxy Statement.

Under the terms of his offer letter, effective May 9, 2022, Mr. Scartz received a one-time award of RSUs equal to 100% of his annual base salary, which vest in four equal annual tranches commencing on July 1, 2022, subject to his continued employment. See “Executive Employment Agreements and Other Arrangements with Named Executive Officers” contained in this Proxy Statement.

Stock Options. Historically, including in fiscal years 2022 and 2023, stock options have been granted by the Committee annually after the end of the fiscal year (and completion of the audited financial statements) and are not repriced, backdated, or purchased by the Company (except in the limited circumstance in which the option exercise occurs during a blackout period, in which case the Company may withhold shares for the payment of taxes). The number of options is determined by reference to the MIP award formulas for each participating employee, including the Named Executive Officers, as applicable. The exercise price of stock options is generally the closing price of the Company’s stock on the date of grant. Historically, options become exercisable over a three-year vesting period upon achievement of the annual MIP goals and expire ten years after the date of grant. Unvested options are forfeited upon termination unless termination is by reason of death or disability. Vesting is accelerated in the event of a change in control. Beginning in fiscal 2020, LTI awards (both stock options and RSUs)

are subject to a maximum 50% forfeiture in the event that there is a failure to achieve the MIP target goals. The Committee in its discretion may also utilize other time-based awards.

Timing of Option Awards. The Committee does not have a formal policy on the timing of stock option awards in relation to the disclosure of material nonpublic information; however, the Committee would take into account material nonpublic information when determining the timing and terms of such an award to avoid an inappropriate impact on the value of the award. The Company has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

RSUs. RSUs are granted by the Committee annually after the end of the fiscal year (and completion of the audited financial statements). The number of restricted stock units is determined by reference to the above-described MIP award formula for all participants. The RSUs are valued at the closing price of the Company’s stock on the date of grant. Historically, the RSUs vest over a three-year period upon achievement of the annual MIP goals and provided that the recipient is in the service of the Company. Unvested shares are forfeited upon termination. All shares vest immediately upon a change in control. Beginning in fiscal 2020, LTI awards are subject to a maximum 50% forfeiture in the event that there is a failure to achieve the MIP target goals. The Committee in its discretion may also utilize other time-based awards.

The Committee determined at its meeting in October 2022 to vest the applicable tranches of the fiscal 2020, 2021 and 2022 LTI awards subject to performance targets at 100% despite the Company not achieving the minimum performance criteria, under the Committee’s discretionary authority. The Committee determined at its meeting in December 2023 to vest the applicable tranches of the fiscal 2021, 2022 and 2023 LTI awards subject to performance targets at 100% since the Company achieved the maximum performance criteria. The Committee determined at its meeting in November 2024 to vest the applicable tranches of the fiscal 2022, 2023 and 2024 LTI awards subject to performance targets at 100% since the Company achieved the maximum performance criteria. See the “Summary Compensation Table” for additional information on the dollar value of these awards.
Compensation of the Chief Executive Officer
    The Committee applies the same compensation philosophy, policies and analysis to the CEO as it applies to the other Named Executive Officers. The CEO is the only officer with overall responsibility for all corporate functions and, as a result, has a greater percentage of his total compensation based on the overall financial performance of the Company. The current CEO’s base salary remains at its current level for fiscal 2025.The incoming CEO’s compensation arrangement is outlined in the section below titled Executive Employment Agreements and Other Arrangements with Named Executive Officers.
Stock Ownership Guidelines
    The Company’s directors and executive officers are encouraged to own Company stock. Beginning in fiscal 2025, our Board of Directors has established new required minimum equity ownership guidelines for our directors and executive officers. Under our program, board members are asked to hold shares, options, or RSUs in an amount valued equal to two times the base annual cash retainer for regular directors (currently 2x $75,000, or the total equity value of $150,000). Named executive officers are required to hold shares, options, or RSUs in an amount valued equal to two times the executive’s base annual salary. In the case of both directors and executive officers, the ownership requirements may be satisfied with vested, unvested, exercised, or unexercised equity, or any combination thereof.

Effect of Post-Termination Events
    The Company has or had a written employment agreement with each of our Named Executive Officers, including severance provisions (other than with respect to Mr. Horlock). In general, with respect to severance benefits, upon a termination without cause a Named Executive Officer retains vested benefits and will receive 12 months’ severance and COBRA coverage. In a termination for cause, the executive forfeits all benefits. In the event of termination without cause within six months prior to or 12 months following a change in control, the executive is entitled to severance benefits provided that salary continuation is increased to 24 months.

The Company believes that these benefits help us attract and retain our executive officers by providing financial security in the event of certain qualifying terminations of employment or a change in control of the Company. See “Executive Employment Agreements and Other Arrangements with Named Executive Officers” and “Potential Payments Upon Termination or Change in Control” contained in this Proxy Statement for additional information.
Federal Income Tax Considerations
    Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places a limit of $1 million on the amount of compensation that a company may deduct as a business expense in any year with respect to certain highly paid executive officers. Historically, there has been an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under Section 162(m). Generally, in the past the executive compensation program has been designed to permit the Committee to award compensation intended to be eligible for deductibility to the extent permitted by Section 162(m) and the relevant IRS regulations. With the enactment of the 2017 Tax Cuts and Jobs Act, the performance-based compensation exemption has been eliminated, except with respect to certain grandfathered arrangements. The Committee considers the deductibility of compensation in determining executive compensation.
Compensation Forfeiture and Clawbacks
    Executive officers may be terminated for “cause” and all unpaid compensation forfeited. Cause is generally defined to include: (i) conviction of or plea of nolo contendere to a felony; (ii) gross negligence or willful misconduct, including fraud, embezzlement, theft or proven dishonesty; (iii) refusal to perform any lawful, material obligation or duty after opportunity to cure; (iv) material breach of any agreement with or duty to the Company after opportunity to cure; or (v) breach of restrictive covenants.

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 10D to the Exchange Act. Section 10D required the SEC to direct the national securities exchanges and associations that list securities to establish listing standards that require each issuer to develop and implement a clawback policy. That policy must provide that, in the event the issuer is required to prepare an accounting restatement, the issuer will recover incentive-based compensation paid to its current or former executive officers based on any misstated financial reporting measure. The policy must apply to compensation received during the three-year period preceding the date the issuer is required to prepare the accounting restatement.

In May 2023, the Board adopted a new Clawback Policy in the event that the Company is required to prepare an accounting restatement. In such event, the Company shall recover any erroneously awarded incentive compensation received by an executive officer during the Applicable Period as defined in the policy. The obligation to recover such erroneously awarded compensation is not dependent on if or when the Company files restated financial statements with the SEC and does not require any finding of misconduct by an executive officer or such officer being found responsible for the accounting error leading to the accounting restatement. The policy is designed to comply with Nasdaq’s listing standards.

Our Clawback Policy applies to all incentive-based compensation (compensation based upon the attainment of any Financial Reporting Measure, as defined) received by an executive officer serving as such at any time during the performance period for such incentive-based compensation during the three fiscal years immediately preceding the accounting restatement date. In the event the Company is required to prepare an accounting restatement, the Company will recover, reasonably promptly, the amount of any “erroneously awarded compensation” received by any executive officer. “Erroneously awarded compensation” is the amount of incentive-based compensation that exceeds the amount of incentive-based compensation that would have been received had it been determined based on the restated amounts, without regard to any taxes paid by the executive officer with respect to such incentive compensation. The administrator of our policy (which shall be the Board or a duly appointed committee of the Board) shall determine the timing and method for promptly recovering erroneously awarded compensation, which may include, without limitation: reimbursement of cash or equity-based awards; cancellation of cash or equity-based awards, whether vested or unvested or paid or unpaid; cancellation or offset against future cash or equity-based awards; forfeiture of deferred compensation (subject to Section 409A of the Internal Revenue Code); recovery from any other compensation payable to the executive officer, including base salary, bonuses or commissions or previously deferred compensation. In addition, the applicable executive officer shall be required to reimburse the Company for reasonable expenses (including legal fees) incurred by the Company to recover such erroneously awarded compensation. The Company shall be prohibited from indemnifying any executive officer or former executive officer against the loss of erroneously awarded compensation or for the cost of third-party insurance by such executive officer to fund any potential clawback obligations.
Fiscal 2025 Compensation Program
For fiscal 2025, the Compensation Committee has approved the MIP (the “fiscal 2025 MIP”) with the performance formula tied to Adjusted EBITDA only, including a 50% payout if the minimum EBITDA amount is achieved, 150% payout for achievement of the target EBITDA amount, and a cap of 200% for achievement of the aspirational target; provided, that the incoming CEO will receive 100% payout for achievement of the target EBITDA. The fiscal 2025 LTI award program is similar in design to the fiscal 2024 program; provided that the award for achievement of the target EBITDA will be 150% of target LTI for participating employees. The incremental 50% (i.e., the increase from 100% to 150%) will be in performance units; therefore, the minimum retention percentage (i.e., the time-vested award) decreases from 50% to 33.3% of the total awards. All new equity awards will be granted in RSUs and no stock options will be issued. The incoming CEO’s LTI participation is outlined in the section below titled “Executive Employment Agreements and Other Arrangements with Named Executive Officers.”
Stockholder Approval for the Company’s Executive Compensation Programs
At the 2020 Annual Meeting, our Stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers (known as a “say-on-pay” vote), and also voted on an advisory basis on how frequently our Stockholders will vote on the executive compensation of our Named Executive Officers (known as a “say-on-frequency” vote). At the 2020 Annual Meeting, our Stockholders approved our Named Executive Officers’ compensation, and approved the frequency of a say-on-pay vote to be every three years. Our Stockholders approved our Named Executive Officers’ compensation at the 2023 Annual Meeting. Our next say-on-frequency vote will occur at the 2026 Annual Meeting.
Conclusion and Compensation Committee Report
The Company’s compensation programs are designed and administered in a manner consistent with its stated executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for achievement of targeted and aspirational performance results. The

Committee continuously monitors these programs and will continue to emphasize pay-for-performance and equity-based incentive programs to compensate its executives.

The Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) Section for fiscal 2024 with our senior management. Based on the Committee’s review and its discussions with management, the Committee recommended to the Board of Directors that the CD&A Section be included in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders. Our Compensation Committee members have submitted this report, as indicated below.

Kevin Penn, Chairman
Douglas Grimm
Simon J. Newman

FISCAL 2024 DIRECTOR COMPENSATION
The following table sets forth the compensation paid to each person who served as a director of the Company at any time during fiscal 2024. All compensation paid to Philip Horlock, our CEO and a director, including director fees and stock awards prior to his reappointment as CEO in May 2023, is included in the Summary Compensation Table (under “All Other Compensation”) related to our Named Executive Officers under “Named Executive Officer Compensation.” Our directors do not receive option awards, non-equity incentive plan compensation or nonqualified deferred compensation earnings, and therefore those categories are omitted in the table below.

Fiscal 2024 Director Compensation Table
Name	Fees earned or paid in cash	Stock Awards($)[1]	All Other Compensation	Total($)
Gurminder S. Bedi[2]	$81,250	—	—	$81,250
Mark Blaufuss	$90,000	$74,995	—	$164,995
Julie Fream[3]	$75,000	$99,981	—	$174,981
Adam Gray[4]	$25,000	—	—	$25,000
Douglas Grimm, Chairman[5]	$112,188	$74,995	—	$187,183
Edward T. Hightower[6]	—	—	—	—
Philip Horlock[7]	—	—	—	—
Simon J. Newman	$75,000	$74,995	—	$149,995
Kevin Penn[8,9]	$155,312	—	$100,000	$255,312
Dan Thau[8]	$75,000	—	$75,000	$150,000

(1)The amounts in this column are the aggregate grant date fair values of each respective RSU award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Refer to Note 15, “Share-Based Compensation,” included in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on November 25, 2024, for the relevant assumptions used to determine the valuation of our equity awards.
(2)Mr. Bedi resigned from our Board on June 26, 2024; accordingly, his compensation was based upon the pro rata time that he served as a director, including not vesting in the cash award he was issued in conjunction with the annual grant to directors effective April 1, 2024. Mr. Bedi's fees paid in cash include $25,000 in director fees that the Board elected to suspend for the period July 1, 2022 through December 31, 2022 to help preserve the Company's cash and liquidity positions that the Board elected to pay in fiscal year 2024.
(3)Ms. Fream joined the Board on October 19, 2023; accordingly, she was eligible for the full director compensation during fiscal year 2024, including being eligible for RSU awards in conjunction with the annual grant to directors effective April 1, 2024. Additionally, upon joining the Board, she was awarded RSU's having a fair value of $24,986, included in "Stock Awards," that vested effective April 1, 2024.
(4)Mr. Gray resigned from our Board on October 19, 2023; accordingly, he was not eligible for compensation as a director during fiscal year 2024. However, Mr. Gray's fees paid in cash include $25,000 in director fees that the Board elected to suspend for the period July 1, 2022 through December 31, 2022 to help preserve the Company's cash and liquidity positions that the Board elected to pay in fiscal year 2024. All director compensation payable to Mr. Gray was assigned by him to Coliseum Capital Partners, L.P., pursuant to an agreement.
(5)Mr. Grimm's fees paid in cash include $25,000 in director fees that the Board elected to suspend for the period July 1, 2022 through December 31, 2022 to help preserve the Company's cash and liquidity positions that the Board elected to pay in fiscal year 2024.
(6)Mr. Hightower joined the Board on October 23, 2024; accordingly, he was not eligible for compensation as a director during fiscal year 2024.
(7)Mr. Horlock received no director compensation during fiscal year 2024 given his status as a Company employee. All of Mr. Horlock’s compensation is included in the Named Executive Officer Summary Compensation Table below.
(8)Through June 29, 2024, all director compensation payable to Messrs. Penn and Thau was assigned by them to American Securities, LLC, pursuant to an agreement. In lieu of a stock award, Messrs. Penn and Thau were awarded a cash payment as shown under “All Other Compensation,” payable in the identical manner as the settlement of RSUs awarded to other Board members, described below. Following American Securities, LLC’s divestment from the Company, Messrs. Penn and Thau began being compensated in the same manner as other Board members effective June 30, 2024.
(9)Mr. Penn's fees paid in cash include $40,000 in director fees that the Board elected to suspend for the period July 1, 2022 through December 31, 2022 to help preserve the Company's cash and liquidity positions that the Board elected to pay in fiscal year 2024.

Except for Messrs. Penn and Thau (see footnote 8 above), each of our independent directors receives an annual award of RSUs, which awards are reflected in the Stock Awards column in the table above. Each RSU represents the contingent right to receive one (1) share of the Company’s Common Stock on the vesting schedule provided in the awards, currently twelve (12) months after the grant date. The settlement date for the RSUs awarded prior to implementation of the “Stock Ownership Guidelines” for fiscal 2025 is the earlier of the date when the director’s service terminates, or consummation of a change in control of the Company. Beginning in fiscal 2025, RSUs awarded for regular service on the board will settle on the vesting date.

Effective in fiscal 2024, our directors, excluding the Chairman, received a quarterly cash payment of $18,750 for service as a director ($75,000 annually). Committee chairs receive an additional annual $7,500 fee, except the Audit Committee Chair, who receives an additional annual $15,000 fee reflecting his incremental responsibilities and workload. Effective October 1, 2024, the Chairman of the Board will receive a quarterly cash payment of $34,375 ($137,500 annually) reflecting his incremental responsibilities and workload. Prior to such date, the quarterly cash payment to the Chairman was $28,125 ($112,500 annually). Also, for fiscal 2024, the Board increased the annual equity award of RSUs to $75,000 in value for each director and $100,000 for the Chairman, to be awarded on April 1 of each fiscal year and vesting on April 1 of the following fiscal year. On January 20, 2025, the Compensation Committee approved a special RSU award to Douglas Grimm as bonus compensation commensurate with his election as Chairman equal to 1,000 RSUs to be awarded at a future date in fiscal 2025. At the same time the Compensation Committee adjusted the cash award for the Chairman to $137,500, effective beginning the second half of fourth quarter fiscal 2024. Mr. Grimm will be retroactively compensated for quarters in which he received the prior Chairman’s cash compensation. In September 2024, Mr. Grimm’s and Mr. Penn’s quarterly cash compensation was paid pro-rata to reflect each director’s respective partial service as Chairman of the Board during the fourth quarter of fiscal 2024.

NAMED EXECUTIVE OFFICER COMPENSATION
Summary Compensation Table
The following table provides information regarding the compensation awarded to, earned by or paid to our Named Executive Officers for fiscal year 2024, fiscal year 2023 and fiscal year 2022:

							Nonqualified
						Non-equity	deferred
Name and				Stock	Option	incentive plan	compensation	All other
principle	Fiscal	Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
position	year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)	($)	($)

Philip Horlock,	2024	1,000,000	1,501,500	583,350	—	1,500,000	—	198,935	4,783,785
Director, President and	2023	378,846	—	1,991,991	—	1,500,000	—	585,324	4,456,161
Chief Executive	2022	200,000	—	—	—	—	—	456,020	656,020
Officer(4)

Britton Smith,	2024	511,250	219,500	—	—	247,430	—	120,254	1,098,434
President(5)	2023	357,500	—	1,134,975	39,583	322,430	—	234,262	2,088,750
	2022	—	—	—	—	—	—	—	—

Razvan Radulescu,	2024	511,250	86,250	525,106	128,226	572,063	—	240,207	2,063,102
Chief	2023	479,375	—	1,293,513	69,547	740,813	—	15,383	2,598,631
Financial	2022	433,125	100,000	219,656	29,878	—	—	203,355	986,014
Officer(6)

Ted Scartz,	2024	357,875	1,500	164,644	69,430	313,320	—	75,686	982,455
SVP and General	2023	309,125	—	795,007	37,601	384,640	—	73,858	1,600,231
Counsel(7	2022	105,231	75,000	71,245	—	—	—	30,118	281,594

(1)    In July 2023, the Company determined to reinstate payments to salaried employees who had received a temporary salary reduction for the second half of calendar year 2022. Those payments for Messrs. Smith, Radulescu, and Scartz are reflected in the regular Salary column of the Summary Compensation Table.
(2)    The Named Executive Officers have been awarded RSUs and stock option awards under the 2015 Omnibus Equity Incentive Plan. The amounts in these columns are the aggregate grant date fair values of each respective award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Refer to Note 15, “Share-Based Compensation,” included in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 25, 2024 for the relevant assumptions used to determine the valuation of our equity awards. For fiscal 2024, the stock awards vest in three annual tranches over a period of three years and are contingent upon the achievement of the performance targets set annually under the MIP (subject to a maximum forfeiture of 50%) as described above under “Annual Management Incentive Plan (“MIP”)”. For fiscal 2023, a) certain of the stock and option awards vest in three annual tranches over a period of three years and are contingent upon the achievement of the performance targets set annually under the MIP (subject to a maximum forfeiture of 50%), and b) certain stock awards vest on July 1 of each year from 2023 through 2025 based strictly upon the passage of time with no performance targets required to be achieved. For fiscal 2022, a) certain of the stock and option awards vest in three annual tranches over a period of three years and are contingent upon the achievement of the performance targets set annually under the MIP (subject to a maximum forfeiture of 50%), and b) certain stock awards vest on July 1 of each year from 2022 through 2025 based strictly upon the passage of time with no performance targets required to be achieved. In fiscal 2022, 100% of the awards that vest contingent upon the achievement of applicable performance targets vested pursuant to the discretionary authority of the Compensation Committee.
(3)    Amounts included in the “Non-equity incentive plan compensation” column relate to the MIP cash bonus. Amounts shown in the table, if any, are typically paid in the first quarter of the subsequent fiscal year based on the prior fiscal year’s performance. See “Annual Management Incentive Plan (“MIP”)” for a description of this plan. For fiscal 2023, 50% of the MIP award at 100% of target was paid in July 2023 based upon the Company’s year to date performance at that time, with the balance paid in December 2023 based upon the final Company performance. Because he re-joined the Company as CEO mid-fiscal year, the Board established a target MIP payout for Mr. Horlock for fiscal 2023 prorated for six months’ service.
(4)    Mr. Horlock retired from his position as CEO on October 31, 2021, but remained employed in the role of a Senior Advisor through December 31, 2021. Upon leaving employment in December 2021, Mr. Horlock entered a consulting agreement with the Company for one year for a total of $800,000; one half of which was paid in fiscal 2022, and the other half was paid in fiscal 2023. While he was a non-employee Director and party to the Consulting Agreement, Mr. Horlock did not receive any cash payments for service on the Board. Mr. Horlock remained on the Board as a Director and was reappointed CEO in May 2023. Compensation paid to Mr. Horlock solely in his role as a non-employee Director is included in this table under “All other compensation.”
(5)    Mr. Smith was appointed President on May 31, 2023. Prior to that date Mr. Smith was not a Named Executive Officer, so his compensation numbers for fiscal 2022 are not included in the table. Mr. Smith’s Non-Equity incentive plan compensation payout for fiscal 2023 was calculated according to his prior MIP percentages (50% of salary upon achievement of 100% target). Mr. Smith resigned from the Company effective September 28, 2024; accordingly, all of his unvested stock and option awards that were granted in fiscal 2024 were forfeited upon his resignation.
(6)    Mr. Radulescu was appointed CFO on October 1, 2021. Mr. Radulescu’s Non-Equity incentive plan compensation payout for fiscal 2023 was calculated according to his prior MIP percentages (75% of salary upon achievement of 100% target).
(7)    Mr. Scartz was appointed Senior Vice President and General Counsel on May 9, 2022.

“Bonus” and “All other compensation” is comprised of the following for each of the Named Executive Officers:

•For Mr. Horlock: $50,000 (2022) for grant date fair value of RSU awards for service as a non-employee director; $400,000 (2023) and $400,000 (2022), pursuant to the consulting agreement described in more detail below; $2,027 (2024), $115 (2023), and $3,619 (2022) for premiums for disability and life insurance paid by us for Mr. Horlock’s benefit; $180,000 (2024) and $60,000 (2023) as travel allowances; $0 (2024) and $125,209 (2023) for corporate housing and/or relocation expenses; $16,908 (2024) and $2,400 (2022) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Horlock to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Horlock to that plan; and (2024) $1,500,000 as a signing bonus for his employment contract executed in January 2024, plus $1,500 as a Company-wide holiday bonus in December 2023.

•For Mr. Smith: 7,167 (2024) and $4,258 (2023) for premiums for disability and life insurance paid by us for Mr. Smith’s benefit; $41,537 (2024) and $206,304 (2023) for relocation and corporate housing expenses; $60,000 (2024) and $15,000 (2023) as travel allowances; and $11,550 (2024) and $8,700 (2023) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Smith to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Smith to that plan; and (2024) $218,000 as a signing bonus for his employment contract executed in January 2024, plus $1,500 as a Company-wide holiday bonus in December 2023.

•For Mr. Radulescu: $6,909 (2024), $5,233 (2023) and $1,069 (2022) for premiums for disability and life insurance paid by us for Mr. Radulescu’s benefit; $100,000 (2022) as a one-time incentive sign-on payment; $222,948 (2024), $250 (2023), and $198,194 (2022) for relocation and corporate housing and expenses; $10,350 (2024), $9,900 (2023) and $3,938 (2022) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Radulescu to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Radulescu to that plan; and $154 (2022) in additional compensation; and (2024) $84,750 as a signing bonus for his employment contract executed in January 2024, plus $1,500 as a Company-wide holiday bonus in December 2023.

•For Mr. Scartz: $8,278 (2024), $3,772 (2023) and $662 (2022) for premiums for disability and life insurance paid by us for Mr. Scartz’s benefit; $75,000 (2022) as a one-time incentive sign-on payment; $56,673 (2024), $63,186 (2023) and $29,456 (2022) for relocation and corporate housing expenses; and

$10,736 (2024) and $6,900 (2023) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Scartz to match a pre-tax deferral contribution made by Mr. Scartz to that plan (upon Mr. Scartz’s eligibility for participation in the 401(k) plan in fiscal 2022, the Company had instituted its temporary suspension of the 401(k) match plan, so no contributions were made by the Company for that year); and (2024) $1,500 as a Company-wide holiday bonus in December 2023.
Omnibus Equity Incentive Plan
Under our Omnibus Equity Incentive Plan (the “Incentive Plan”), the Committee currently may grant an aggregate of 5,200,000 shares of common stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards.

In our fiscal year 2024, we granted an aggregate of 9,171 RSUs to our non-employee Board members (excluding Messrs. Gray, Penn, and Thau), and an aggregate of 215,028 RSUs to management employees in conjunction with our annual LTI awards program. For fiscal 2023, the RSUs awarded to our Board members vested nine (9) months after the grant date (as opposed to the historical 12 months). Historically, the RSU and option awards to our management employees vest annually over a three-year period based upon the achievement of the performance criteria under the MIP, subject to a maximum forfeiture of 50% for failure to achieve performance targets and subject to any discretionary adjustments by our Compensation Committee. In December 2021 (our first fiscal 2022 quarter), in addition to our annual LTI equity awards, the Committee approved a Special One-Time Retention LTI Award to certain management employees, comprised of RSUs only that vest strictly based on the passage of time in four equal installments commencing on July 1, 2022. In fiscal 2022, the Committee approved one-time RSU grants to certain management employees who were hired during the year that vest strictly based on the passage of time in three or four equal installments (depending on when the employee was hired during the year) commencing on July 1, 2022 (if the employee was hired prior to such date) or July 1, 2023 (if the employee was hired subsequent to July 1, 2022), as applicable. In fiscal 2023 (May 31, 2023), the Committee approved a one-time special recognition and retention RSU award to the senior management team in an amount equal to two times (2X) base salary, which will vest upon the earlier to occur of July 1, 2025, or a change in control (except with respect to Mr. Horlock, whose award may also vest upon his termination of employment (other than for cause), if earlier).
Tax-Qualified Retirement Plan
Blue Bird has a tax-qualified retirement savings plan, the Blue Bird Employee Retirement Savings Plan (the “401(k) Plan”), under which participating employees may contribute up to the yearly statutory maximum under IRS guidelines into their 401(k) Plan accounts. In addition, under the 401(k) Plan, Blue Bird matches amounts contributed by the participant up to a certain percentage of earnings, not to exceed the statutory maximum. Blue Bird has historically made matching contributions under the 401(k) Plan at a rate of 50% of the first 6% of eligible compensation contributed by participants. Effective August 1, 2022, the Company suspended the matching contributions, which were subsequently restored effective January 1, 2023. The 401(k) Plan also allows Blue Bird to make discretionary profit-sharing contributions to the 401(k) Plan accounts for the benefit of participating employees for any calendar year in an amount determined by the Board.
Executive Employment Agreements and Other Arrangements with Named Executive Officers
Philip Horlock. Original Employment Agreement. Philip Horlock and School Bus Holdings, Inc. (“SBH”) entered into an Employment Agreement dated as of April 1, 2011, as amended by a First Amendment dated as of June 1, 2012 (referred to collectively as “Mr. Horlock’s Original Employment Agreement”). Following completion of the business combination transaction in 2015, Mr. Horlock’s Original Employment Agreement became an obligation of the Company. Mr. Horlock’s Original Employment Agreement provided for an initial base salary of $500,000, subject to annual increases as determined by the Board in its discretion. Mr. Horlock’s base salary in fiscal 2021 and for the pro rata portion of fiscal 2022 during which he served as an employee was $800,000. Mr.

Horlock was subject to a 20% salary reduction between September 1, 2020 and April 1, 2021. Mr. Horlock was also eligible for an annual cash bonus award based on Blue Bird’s performance. Mr. Horlock’s Original Employment Agreement also contained confidentiality provisions (indefinitely), and noncompetition and non-solicitation (of customers, suppliers and employees) provisions, for a period of 24 months following termination of his employment.

Transition Agreement and Consulting Agreement. Mr. Horlock entered into a Transition Agreement with the Company, dated June 21, 2021, which included a related Consulting Agreement, which agreements superseded any other compensation agreements between Mr. Horlock and the Company, including Mr. Horlock’s prior Employment Agreement. Mr. Horlock resigned from the office of President on July 1, 2021 and resigned from the office of CEO on October 31, 2021. On such date, Mr. Horlock’s unvested LTI awards vested at 100%, with stock options remaining exercisable for a period of five years subsequent to his last day of employment with the Company. Mr. Horlock was also entitled to his fiscal 2021 MIP bonus. Mr. Horlock continued employment with the Company as Senior Advisor through December 31, 2021 at the same $800,000 base salary amount. Mr. Horlock was entitled to receive a pro rata MIP bonus for fiscal 2022, for his service during the first fiscal quarter.

Pursuant to the Consulting Agreement, which commenced on January 1, 2022, Mr. Horlock was entitled to cash compensation at the same rate as his previous annual salary of $800,000, plus reimbursement of service-related expenses (excluding self-employment taxes and medical insurance coverage) and was to provide substantial consulting services to the Company as requested by the Board of Directors or the CEO. The term of the Consulting Agreement was one year, ending on December 31, 2022. However, on June 6, 2022, the Consulting Agreement was amended by agreement of the parties to suspend consulting services and payments for six months effective June 30, 2022, and to re-commence the consulting services and payments beginning January 1, 2023 through June 30, 2023. Mr. Horlock was paid in full under the Consulting Agreement and was re-appointed CEO effective May 14, 2023.

New Employment Agreement. On January 26, 2024, Mr. Horlock entered into an employment agreement with the Company and the Company’s principal subsidiary, Blue Bird Body Company, which was retroactively effective as of May 15, 2023. The term of the agreement was one year from the effective date and automatically renews for successive six-month periods unless either party gives 30 days’ advance written notice electing not to extend the term. Mr. Horlock shall serve as Chief Executive Officer, will receive an annual base salary of $1,000,000, will be eligible to participate in the MIP at the target level of 150% of his base salary, is entitled to reimbursement for business related expenses, will receive a $15,000 monthly travel stipend for personal travel, and a single payment of $75,000 to offset moving expenses related to housing in Macon, GA. Mr. Horlock was also paid a signing bonus in the amount of $1,500,000 upon signing the new employment agreement. As previously reported, Mr. Horlock was granted a RSU award effective July 1, 2023, equal in value to two times his base salary ($2,000,000), which will vest upon the earliest to occur of July 1, 2025, a change in control, or termination of his employment (other than for cause). Mr. Horlock is entitled to participate in our employee benefit plans available to senior executives. Mr. Horlock is not entitled to any severance benefits in the event of termination of his employment. Mr. Horlock is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 24 months following termination of employment.

Britton Smith. Original Offer Letter. Mr. Smith’s original offer letter dated February 17, 2022, effective March 1, 2022, served as his terms of employment as Senior Vice President of Electrification and Chief Strategy Officer at an annual base salary of $300,000. Mr. Smith was eligible to receive an annual bonus under the MIP at a target amount of 50% of his base salary and to participate in the Company’s long-term equity incentive programs (historically, a mix of 50% RSUs and 50% stock option awards for Senior Vice Presidents) also at a target amount of 50% of his annual base salary. Mr. Smith was also eligible to participate in the Company’s other employee benefit plans and programs. In connection with his employment and as an incentive payment, Mr. Smith received a one-time cash payment of $100,000, which was subject to a clawback by the Company if he resigned before April 1, 2023 without Company approval, and a one-time award of 15,000 RSUs, which would vest in four equal annual tranches commencing on July 1, 2022 subject to his continued employment. Mr. Smith was also entitled to relocation/temporary corporate housing benefits through August 2023, subject to certain repayment requirements. In connection with his employment, Mr. Smith also executed a Protective Covenants Agreement, including among others, confidentiality provisions (indefinitely), and non-competition and non-solicitation provisions, for a period of one year following termination of employment.

New Employment Agreement. On January 26, 2024, Mr. Smith entered into an employment agreement with the Company and the Company’s principal subsidiary, Blue Bird Body Company, which was retroactively effective as of July 1, 2023. The term of the agreement was one year from the effective date with automatic renewal provisions. Mr. Smith’s position was to serve as President, at an annual base salary of $500,000 as of July 1, 2023, increasing to $515,000 as of January 1, 2024. Mr. Smith was eligible to participate in the MIP at the target level of 100% of his base salary beginning with fiscal 2024, was entitled to reimbursement for business related expenses, including a $5,000 monthly travel stipend for personal travel, and a single payment of $100,000 to offset relocation expenses. Mr. Smith was also paid a signing bonus in the amount of $218,000, upon signing the new employment agreement. As previously reported, Mr. Smith was granted a RSU award effective July 1, 2023, equal in value to two times his base salary ($1,000,000), which would vest upon the earlier to occur of July 1, 2025, or a change in control. Mr. Smith was entitled to participate in our employee benefit plans available to senior executives.

On September 6, 2024, Mr. Smith resigned from his employment with the Company effective September 28, 2024. Mr. Smith also resigned from the Board of Directors. Pursuant to a Separation and Release Agreement between Mr. Smith and the Company and approved by the Board of Directors, Mr. Smith will receive severance benefits equal to his fiscal 2024 cash bonus under the Company’s MIP, 38 days’ additional pay as a lump sum payment in lieu of Mr. Smith’s working out his 60 day notice period, 12 months’ salary continuation, and up to 12 months’ COBRA coverage, conditioned upon his continued compliance with his existing restrictive covenants, principally related to confidentiality, non-solicitation, and non-competition, for a period of 24 months following termination of employment.

Razvan Radulescu. Original Offer Letter and Severance Agreement. Mr. Radulescu’s Offer Letter from the Company, dated September 1, 2021, served as the basis of his employment as CFO, which commenced on October 1, 2021 at an annual base salary of $450,000. Mr. Radulescu was eligible to receive an annual bonus under the MIP at a target amount of 75% of his base salary and to participate in the Company’s long-term equity incentive programs (historically, a mix of 75% RSUs and 25% stock option awards for the CFO) also at a target amount of 75% of his annual base salary, beginning with the fiscal year 2022 awards. Mr. Radulescu was also eligible to participate in the Company’s other employee benefit plans and programs. In connection with his employment and as an incentive payment, Mr. Radulescu received a one-time cash payment of $100,000, which was subject to a clawback by the Company if he resigned on or before September 30, 2023 without Company approval. Mr. Radulescu also received temporary corporate housing for six months, payment of moving expenses for relocation to the Macon, GA area and a one-time payment of $75,000 to offset relocation expenses not otherwise reimbursed. Pursuant to a related Severance Agreement with Mr. Radulescu, if Mr. Radulescu’s employment was terminated without cause, he was entitled to 12 months continuation of salary payments and up to 12 months reimbursement for COBRA coverage premiums, subject to certain conditions and compliance with his restrictive covenants.

New Employment Agreement. On January 26, 2024, Mr. Radulescu entered into an employment agreement with the Company and the Company’s principal subsidiary, Blue Bird Body Company, which was retroactively effective as of October 1, 2023. The term of the agreement was one year from the effective date and automatically renews for successive twelve-month periods unless either party gives 60 days’ advance written notice electing not to extend the term. Mr. Radulescu shall serve as CFO, will receives an annual base salary of $500,000 as of October 1, 2023, increasing to $515,000 as of January 1, 2024, and is eligible to participate in the MIP at the target level of 100% of his base salary beginning with fiscal 2024, and is entitled to reimbursement for business related expenses. Mr. Radulescu was also paid a signing bonus in the amount of $84,750, upon signing the new employment agreement. As previously reported, Mr. Radulescu was granted a RSU award effective July 1, 2023, equal in value to two times his base salary ($1,000,000), which will vest upon the earlier to occur of July 1, 2025, or a change in control. Mr. Radulescu is entitled to participate in our employee benefit plans available to senior executives.

In the event of termination of employment without cause or if the Company elects not to extend the term of employment, Mr. Radulescu is entitled to severance benefits, subject to certain conditions and execution of a general release in favor of the Company, which will include the unpaid portion of the annual bonus related to the fiscal year prior to the fiscal year in which employment is terminated, continuation of salary payments for 12 months, and COBRA premium reimbursement for a maximum of 12 months. If Mr. Radulescu is terminated without cause within six months preceding or 12 months following a change in control, Mr. Radulescu will receive the foregoing severance benefits except that continuation of salary payments shall be for a period of 24 months. Mr. Radulescu is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 24 months following termination of employment.

Ted Scartz. Original Offer Letter. Mr. Scartz’s Offer Letter from the Company, dated April 18, 2022, served as the basis of his employment as Senior Vice President and General Counsel, which commenced on May 9, 2022, at an annual base salary of $285,000. Mr. Scartz was eligible to receive an annual bonus under the MIP at a target amount of 50% of his base salary and to participate in the Company’s long-term equity incentive programs (historically, a mix of 50% RSUs and 50% stock option awards for Senior Vice Presidents) also at a target amount of 50% of his annual base salary. Mr. Scartz was also eligible to participate in the Company’s other employee benefit plans and programs. In connection with his employment and as an incentive payment, Mr. Scartz received a one-time cash payment of $75,000, which was subject to a clawback by the Company if he resigned within one year of his start date without Company approval, and a one-time award of RSUs equal to 100% of his annual base salary, which will vest in four equal annual tranches commencing on July 1, 2022 subject to his continued employment. Mr. Scartz was also entitled to relocation/temporary corporate housing benefits through November 2023, subject to certain repayment requirements. In connection with his employment, Mr. Scartz also executed a Protective Covenants Agreement, including among others, confidentiality provisions (indefinitely), and non-competition and non-solicitation provisions, for a period of one year following termination of employment.

New Employment Agreement. On January 26, 2024, Mr. Scartz entered into an employment agreement with the Company and the Company’s principal subsidiary, Blue Bird Body Company, which was retroactively effective as of October 1, 2023. The term of the agreement was one year from the effective date and automatically renews for successive twelve-month periods unless either party gives 60 days’ advance written notice electing not to extend the term. Mr. Scartz shall serve as Senior Vice President and General Counsel, beginning July 1, 2023, Mr. Scartz received an annual base salary of $350,000, which increased to $360,500 on January 1, 2024, will be eligible to participate in the MIP at the target level of 50% of his base salary, and is entitled to reimbursement for business related expenses. On November 1, 2024 Mr. Scartz’s base salary was increased to $420,000, and increased to $436,800 on January 1, 2025. As previously reported, Mr. Scartz was granted a RSU award effective July 1, 2023, equal in value to two times his base salary ($700,000), which will vest upon the earlier to occur of July 1, 2025, or a change in control. Mr. Scartz is entitled to participate in our employee benefit plans available to senior executives.

In the event of termination of employment without cause or if the Company elects not to extend the term of employment, Mr. Scartz is entitled to severance benefits, subject to certain conditions and execution of a general release in favor of the Company, which will include the unpaid portion of the annual bonus related to the fiscal year prior to the fiscal year in which employment is terminated, continuation of salary payments for 12 months, and COBRA premium reimbursement for a maximum of 12 months. If Mr. Scartz is terminated without cause within six months preceding or 12 months following a change in control, Mr. Scartz will receive the foregoing severance benefits except that continuation of salary payments shall be for a period of 24 months. Mr. Scartz is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 24 months following termination of employment.

John Wyskiel. Offer Letter. As stated earlier, the Board appointed Mr. Wyskiel as CEO and President of the Company effective February 17, 2025. The terms of Mr. Wyskiel’s compensation includes a base salary of $850,000 annually (prorated for partial year), and he is eligible to participate in the MIP at a target of 125% of his base salary (prorated for partial year). Mr. Wyskiel’s LTIP target will payout in the amount of 250% of his Base Salary (prorated for FY 2025), granted in the form of RSUs that will be eligible to vest over a three-year period on subsequent anniversary dates of the grant date and subject to his continued employment as of each such anniversary date. Based upon the Equity Plan approved for FY 2025, upon achievement of Annual Operating Plan (“AOP”) targets, his LTIP will pay at a value of 100% of target, 50% of which shall be time vested restricted stock units and 50% of which shall be performance based restricted stock units.

Sign-on Compensation Package. As part of his sign-on package, Mr. Wyskiel will receive a one-time cash payment in the amount of $250,000, payable within thirty (30) days of his first date of employment. As additional sign-on bonus he will receive an RSU grant, vesting in three tranches, such grant to be in the total amount of $2,250,000 (based upon the Company’s closing stock price on the first trading day of his employment). Except as otherwise provided in any subsequent Employment Agreement or the Change in Control Plan, this award shall vest 33% on 12/02/2025 (the “First Tranche”), 33% on 12/01/2026 (the “Second Tranche”), and 34% on 11/30/2027 (the “Third Tranche”), subject to his continued employment through each such vesting date and subject to the terms of an award agreement to be provided by the Compensation Committee that will contain other terms applicable to the award. Provided, however, upon notice of termination without cause any time prior to 12/01/2026, and not in the course of a Change-in-Control event, all RSUs of the First Tranche and Second Tranche shall immediately vest upon such termination. Upon notice of termination without cause any time after 12/01/2026 but before 11/30/2027, and not in the course of a Change-in-Control event, all RSUs of the Third Tranche shall be forfeited.

The Company will provide relocation and personal travel expenses to aid Mr. Wyskiel’s relocation to the Macon, Georgia area in form of one-time cash compensation of $100,000 (grossed up to cover any applicable taxes associated therewith), temporary housing as needed for a period up to twelve months from his date of hire. During his employment the Company will obtain and maintain, at its sole cost and expense standard directors and officers insurance coverage and personal Life and Disability insurance in an amount no less than three times his annual base salary.

Severance. In the event the Company terminates Mr. Wyskiel’s employment without cause he will receive severance compensation in the form of continued payment of his Base Salary for a period of 12 months following the termination date (the “Severance Period”), plus an amount representing an additional annual target MIP bonus, and reimbursement of the cost of continuance coverage of group health coverage under COBRA for a period up to 12 months, provided, however, that the Severance Period shall be extended to 24 months in the event your employment is terminated without cause within 6 months preceding or 12 months following a Change of Control.

All compensation arrangements with Mr. Wyskiel are subject to any recoupment, clawback, or similar polices in effect from time to time, as well as any similar provisions of applicable law. Mr. Wyskiel is subject to confidentiality obligations and has agreed to non-solicitation and non-competition restrictive covenants for a period of 12 months following termination of employment.

Change in Control Plan and Amendment to Awards Under The 2015 Omnibus Equity Incentive Plan

On January 30, 2024, the Committee approved the Blue Bird Corporation Change in Control Plan (“CIC Plan”). The purpose of the CIC Plan is to further the growth and success of the Company by enabling participants to share in the gains upon a sale of the Company, and thus increasing their personal stakes in the success of the Company, providing a means of rewarding outstanding service and aiding retention. The CIC Plan is effective on January 30, 2024, and will automatically terminate (and rights/benefits thereunder shall terminate) in the event that a change in control has not occurred on or prior to the three-year anniversary of the Effective Date.

The CIC Plan will be administered by the Committee and participants will include each employee (including officers and managers) who is designated by the Committee as a participant. The Company’s current executive officers will participate in the CIC Plan, including: Philip Horlock, our President and Chief Executive Officer (“CEO”); Razvan Radulescu, our Chief Financial Officer (“CFO”); and Ted Scartz, our Senior Vice President and General Counsel.

Upon a change in control of the Company (as defined in the Company’s Amended and Restated 2015 Omnibus Equity Incentive Plan (the “Incentive Plan”), and generally including the acquisition of more than 50% of the total voting power of the Company’s outstanding securities; a merger, consolidation or share exchange; liquidation or dissolution of the Company; or a sale of all or substantially all of the assets of the Company), each participant shall be entitled to a cash bonus equal to the participant’s target payout under the Company’s annual Management Incentive Plan (“MIP”) times a multiplier based upon the per share price of the Company’s common stock in connection with the change in control. The multiplier range is as follows, if the corresponding per share price is met or exceeded (without interpolation or proration): less than $25 – 2X; $25 – 3X; $30 – 4X; $35 – 5X; $40 or higher – 6X.

The bonus will be paid within 60 days of the closing of the change in control. If the consideration in connection with a Change in Control transaction is payable in a form other than cash, the Committee may in its discretion provide that all or a portion of the bonus shall be payable in shares of the Company (or the acquirer/resulting company, as applicable), subject to receipt of prior stockholder approval in accordance with NASDAQ regulations.

The CIC Plan also provides for a severance benefit, in the event that a participant experiences a “qualifying termination” (as defined in the CIC Plan) within 18 months of a change in control, equal to the participant's annualized base salary, payable in a lump sum in cash within 60 days following the date of termination of employment, subject to execution of a general release in favor of the Company. Any participant who has a previously existing severance benefit would generally be entitled to the greater amount of severance, subject to certain exceptions.

Continued employment is generally required to receive benefits under the CIC Plan; provided, that benefits may be received upon certain employment terminations within six months prior to a change in control. Payments paid or payable under the CIC Plan are subject to cancellation/forfeiture, clawback and recovery for miscalculation of award payment amounts (without regard to fraud or intentional misconduct), violation of any applicable restrictive covenants by a participant, or negligent or intentional misconduct harmful to the Company.

Also on January 30, 2024, the Committee approved an Amendment to all outstanding awards of stock options and RSUs under the Blue Bird Corporation 2015 Omnibus Equity Incentive Plan. This Amendment provides that upon a CIC, all outstanding unvested restricted stock units and option awards will vest. The purpose of this Amendment was to achieve consistency in prior awards under the Omnibus Plan, some of which would only vest upon a CIC with further action by the Committee and some of which would vest upon a CIC unless determined otherwise by the Committee at the time of the CIC.
Potential Payments Upon Termination or Change in Control
    Based upon the existing contractual agreements with our Named Executive Officers described above, and subject to their respective restrictive covenants’ obligations, certain of our Named Executive Officers are entitled to certain payments in the event of termination of employment without cause, and in the event of a change in control, as described above under “Executive Employment Agreements and Other Arrangements with Named Executive Officers” and “Change in Control Plan.” Below are the estimated payment amounts to which each officer would have been entitled, assuming a triggering event occurred on the last business day of our last completed fiscal year, which was September 27, 2024.

Philip Horlock. Based upon his employment agreement with the Company, upon termination without cause, Mr. Horlock would be entitled to any unpaid salary through the date of termination and any unreimbursed expenses through the date of termination.

Under the CIC Plan, Mr. Horlock would be eligible to receive the following in the event of a change in control: Annualized Base Salary Payment (upon qualifying termination) - $1,000,000; MIP-based payment range (based on target of 150% of base salary) - $1,500,000 up to a maximum of $3,000,000; and accelerated vesting of all unvested shares - $7,749,965 (consisting of 159,958 RSUs).

Britton Smith. Based upon his severance agreements with the Company, Mr. Smith is entitled to receive aggregate severance benefits, subject to certain conditions, as follows: Total Salary Payments - $515,000; COBRA reimbursement - $26,310 at $2,193 per month for 12 months (estimated); earned bonus under the MIP for fiscal 2024 - $322,430; vesting of earned equity awards for fiscal 2024 - $49,641 (consisting of 1,012 RSUs vested and 3,115 options vested).

Mr. Smith is not eligible to receive any compensation in the event of a change in control of the Company.

Razvan Radulescu. If Mr. Radulescu’s employment was terminated without cause and he was eligible for the full 12 months of severance benefits described above, he would receive aggregate severance benefits as follows: Total Salary Payments - $515,000; COBRA reimbursement - $46,416 at $3,868 per month for 12 months (estimated); earned bonus under the MIP for fiscal 2024 - $1,030,000; vesting of earned equity awards for fiscal 2024 - $642,880 (consisting of 9,388 RSUs vested and 5,667 options vested).

Under his employment agreement and the CIC Plan, Mr. Radulescu would be eligible to receive the following in the event of a change in control: Total Continuing Salary Payments - $1,030,000 (if terminated without cause); MIP-based payment range (based on target of 100% of base salary) - $515,000 up to a maximum of $1,030,000; and accelerated vesting of all unvested shares - $4,937,453 (consisting of 88,925 RSUs and 18,342 options).

Ted Scartz. If Mr. Scartz’s employment was terminated without cause and he was eligible for the full 12 months of severance benefits described above, he would receive aggregate severance benefits as follows: Total Salary Payments - $360,500; COBRA reimbursement - $9,162 at $764 per month for 12 months (estimated); earned bonus under the MIP for fiscal 2024 - $360,500; vesting of earned equity awards for fiscal 2024 - $218,885 (consisting of 2,313 RSUs vested and 2,959 options vested).

Under his employment agreement and the CIC Plan, Mr. Scartz would be eligible to receive the following in the event of a change in control: Total Continuing Salary Payments - $721,000 (if terminated without cause); MIP-based payment range (based on target of 50% of base salary) - $360,500 up to a maximum of $721,000; and accelerated vesting of all unvested shares - $2,572,137(consisting of 44,271 RSUs and 11,834 options).
Grants of Plan-Based Awards Table

The following table provides information concerning each grant of an award made to a Named Executive Officer in the fiscal year ended September 28, 2024, under any plan.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2024
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Thres-hold ($)	Target ($)	Maxi-mum	Thres-hold (#)	Target (#)	Maxi-mum
				($)			(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Philip Horlock
MIP		750,000	1,500,000	3,000,000
Options
RSUs					13,516(3) —			— 13,516(3)			291,675 291,675
Britton Smith
MIP		257,500	515,000	1,030,000
Options
RSUs
Razvan Radulescu
MIP		257,500	515,000	1,030,000
Options					2,163(1) — 3,504(1) —				— 2,165(1) — 3,504(1)	20.00 20.00 12.35 12.35	30,892 15,116 59,781 22,437
RSUs					2,110(1) — 3,416(1) — 3,862(3) — —			— 2,111(1) — 3,416(1) — 3,862(3) 8,437(2)			50,830 36,647 82,291 42,188 83,342 83,342 146,466
Ted Scartz
MIP		90,125	180,250	360,500
Options					2,959(1) —				— 2,959(1)	12.35 12.35	50,483 18,947
RSUs					961(1) — 1,352(3) — —			— 962(1) — 1,352(3) 4,713(2)			23,150 11,881 29,176 29,176 71,261
(1) All awards were granted on December 11, 2023. (2) All awards were granted on July 1, 2024. (3) All awards were granted on December 9, 2023.
“Threshold” refers to minimum amount payable for a certain level of performance under plan; “target” refers to amount payable if the specified performance target(s) are reached at 100%; “maximum” refers to maximum payout possible under plan.

Outstanding Equity Awards at 2024 Fiscal Year-End Table
The following table provides certain information concerning the outstanding equity awards for each Named Executive Officer as of the fiscal year ended September 28, 2024.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Philip Horlock	14,875 58,106 48,727			18.10 16.99 20.26	12/31/2026 12/31/2026 12/31/2026	78,864(5)	3,820,961	81,094(3)	3,929,004
Britton Smith
Razvan Radulescu			4,328(1) 14,014(2)	20.00 12.35	12/11/2031 12/12/3032	8,438(4) 39,432(5)	408,821 1,910,480	4,221(1) 13,664(2) 23,170(3)	204,507 662,021 1,122,587
Ted Scartz	2,959(2)		11,834(2)	12.35	12/12/3032	4,713(4) 27,603(5)	228,345 1,337,365	3,846(2) 8,109(3)	186,339 392,881

(1)The original awards vest over a three-year period, on December 11, 2022, 2023 and 2024, assuming annual performance criteria have been met, in whole or in part.
(2)The original awards vest over a three-year period, on December 12, 2023, 2024 and 2025, assuming annual performance criteria have been met, in whole or in part.
(3)The original awards vest over a three-year period, on December 7, 2024, December 6, 2025 and December 5, 2026, assuming annual performance criteria have been met, in whole or in part.
(4)The original awards vest over a four-year period, on July 1, 2022, 2023, 2024 and 2025.
(5)The original awards vest on July 1, 2025.

Option Exercises and Stock Vested Table
The following table provides information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended September 28, 2024, for each of the Named Executive Officers on an aggregated basis:

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Philip Horlock	48,239 59,752	1,553,384 1,958,037
Britton Smith	6,228	131,688	4,723 3,750	103,009 190,838
Razvan Radulescu	15,662	217,920	11,051 8,437	241,022 400,251
Ted Scartz	2,959	105,340	1,923 4,712	41,941 239,794

CEO Pay Ratio
Consistent with the rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees to that of the compensation of Philip Horlock, who served as our CEO during fiscal 2024.

The median fiscal year 2024 (ended September 28, 2024) annual total compensation of all employees of the Company (other than our CEO) was $50,299, and the fiscal year 2024 annual total compensation of our CEO was $4,783,785. Based on this information, for fiscal 2024, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was 95:1.

We identified our median employee based on the fiscal 2024 total gross earnings for all employees, excluding our CEO, who were employed by us on September 28, 2024. We included full-time and part-time employees and annualized earnings for those employees who joined us throughout the year. We believe the use of total gross earnings is a consistently applied compensation measure in that it captures all the components of earnings for all our employees.

After identifying the median employee based on total gross earnings, we calculated the annual total compensation for our median employee using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table included in “Executive Compensation — Summary Compensation Table.”

The Company believes that the pay ratio set forth above is a reasonable estimate that has been calculated in a manner consistent with the SEC’s rules. The SEC allows for multiple approaches and permits companies to rely on a number of assumptions in calculating its pay ratio. Therefore, our method of calculating pay ratio will differ from that used by other companies and investors should not consider pay ratio in isolation or as a substitute for analysis of the Company’s executive compensation programs. Further, our Compensation Committee does not consider pay ratio in its development of the Company’s executive compensation programs and does not use it in its determination of our CEO’s compensation.

Pay Versus Performance Disclosure
Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of SEC Regulation S-K, the following information identifies the relationship between executive compensation actually paid, including Principal Executive Officers (“PEOs”), in our case the CEOs, and other non-PEO Named Executive Officers (“NEOs”), and the Company’s financial performance for the past four fiscal years ended September 28, 2024.

Pay Versus Performance							Value of Initial Fixed $100 Investment
Year	Summary Compensation Table Total for PEO -Horlock	Compensation Actually Paid to PEO - Horlock	Summary Compensation Table Total for PEO - Stevenson	Compensation Actually Paid to PEO - Stevenson	Average Summary Compensation Table Total for Non-PEOs	Average Compensation Actually Paid to Non-PEOs	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Adjusted EBITDA Margin (%)	Return on Revenue (%)
2024	4,783,785	7,647,349	—	—	1,381,330	2,385,004	402	154	13.6	7.8
2023	4,456,161	4,139,913	455,711	330,461	2,095,871	2,168,706	177	128	7.8	2.1
2022	656,020	292,271	843,122	845,522	468,660	448,423	69	96	(1.8)	(5.7)
2021	5,424,963	4,269,320	—	—	704,281	624,424	177	147	5.1	—

PEO	2024	2023		2022		2021
	Horlock	Horlock	Stevenson	Horlock	Stevenson	Horlock
Summary compensation table (SCT) total for CEO	4,783,785	4,456,161	455,711	656,020	843,122	5,424,963
- amounts reported in the Summary Compensation Table representing equity award amounts that were based on grant date fair values	(583,350)	(1,999,994)	—	—	(260,400)	(4,686,463)
+ year-end fair value of equity awards granted in the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	1,309,700	1,683,746	—	—	125,250	3,530,820
+/- change in fair value of equity awards (from the end of the prior fiscal year to the end of the covered fiscal year) granted in prior fiscal years that were outstanding and unvested as of the end of the covered fiscal year	2,137,214	—	—	—	—	—
+ fair value as of the vesting date for equity awards that were granted and vested in the covered fiscal year	—	—	—	—	137,550	—
+/- change in fair value of equity awards (from the end of the prior fiscal year to the vesting date) granted in prior fiscal years that vest in the covered fiscal year	—	—	—	(363,749)	—	—
- fair value as of the end of the prior fiscal year for equity awards that were granted in prior years that forfeited during the covered fiscal year	—	—	(125,250)	—	—	—
Compensation Actually Paid to CEO	7,647,349	4,139,913	330,461	292,271	845,522	4,269,320

Non PEO NEOs	2024	2023	2022	2021
	Avg. Other NEOs	Avg. Other NEOs	Avg. Other NEOs	Avg. Other NEOs
Summary compensation table (SCT) total for other NEOs	1,381,330	2,095,871	468,660	704,281
- amounts reported in the Summary Compensation Table representing equity award amounts that were based on grant date fair values	(295,802)	(1,123,409)	(106,593)	(402,847)
+ year-end fair value of equity awards granted in the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	811,967	1,107,073	50,809	289,234
+/- change in fair value of equity awards (from the end of the prior fiscal year to the end of the covered fiscal year) granted in prior fiscal years that were outstanding and unvested as of the end of the covered fiscal year	605,549	—	—	—
+ fair value as of the vesting date for equity awards that were granted and vested in the covered fiscal year	—	—	40,192	33,756
+/- change in fair value of equity awards (from the end of the prior fiscal year to the vesting date) granted in prior fiscal years that vest in the covered fiscal year	162,572	89,171	(4,645)	—
- fair value as of the end of the prior fiscal year for equity awards that were granted in prior years that forfeited during the covered fiscal year	(280,612)	—	—	—
Compensation Actually Paid to Non-PEO NEOs	2,385,004	2,168,706	448,423	624,424

Non-CEO Named Executive Officers consisted of the following: Britton Smith, Razvan Radulescu, and Ted Scartz (2024 and 2023); Razvan Radulescu, Ted Scartz, and Paul Yousif (2022); and Tom Roberts, Trey Jenkins, and Paul Yousif (2021).

Relationship Between Pay and Performance
Below are graphs showing the relationship between compensation actually paid to our PEOs, the average compensation actually paid to our non-PEO NEOs and the measures in the pay versus performance table for the last four fiscal years.

For all performance metrics included in the graphs below pertaining to the peer companies we disclosed in our fiscal 2024 Form 10-K, only REVG and THO had filed their fiscal 2024 financial statements with the SEC; accordingly, the performance metrics for all others relate to their 2020 through 2023 fiscal years.

*    excludes CVGI, THO, and WNC as they do not report Adjusted EBITDA
**    The hypothetical investment in NFI Group Inc. assumes investing $100 U.S. Dollars to acquire shares on October 3, 2020. The value of such shares at each of the above dates is then translated from Canadian Dollars to U.S. Dollars for inclusion in the peer group index.

List of Important Financial Performance Measures

The following table lists the most important financial performance measures used to link compensation actually paid to the PEO and Non-PEO NEOs for the fiscal year ended September 28, 2024. The Company’s use of financial measures is described in the Compensation Discussion and Analysis section herein, under “Compensation Program Objectives, Policies and Structure” (and subsections) and “Elements of Total Compensation” (and subsections).

Most Important Performance Measures
1.Adjusted EBITDA Margin
1.Return on Revenue
1.Return on Investment
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee currently has three (3) members: Kevin Penn (Chairman), Douglas Grimm and Simon Newman.

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Compensation Committee Report
Our Compensation Committee report is included in the CD&A section of our Proxy Statement.

CERTAIN ACCOUNTING AND AUDIT MATTERS
BDO USA, P.C. (“BDO”) was engaged to perform the Company’s annual audit for the fiscal year ended September 28, 2024. Representatives of BDO will be present at the 2025 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if such representatives so desire.

The Audit Committee of the Board has also engaged BDO as the independent registered public accounting firm for the current fiscal year ending September 27, 2025.
Report of the Audit Committee
The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended September 28, 2024 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services, if any, to the Company is compatible with maintaining the independent registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. In addition, the Audit Committee met with the CEO and CFO of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In fulfilling its oversight responsibilities and as part of its review of the Company’s fiscal 2024 Annual Report on Form 10-K, the Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss their evaluations of the Company’s internal controls as well as the overall quality of its financial reporting.

The fees paid to the Company’s independent registered public accounting firm, as well as the policy on pre-approval of audit and non-audit services, are set forth below.

As a result of the reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board and the Board approved the audited financial statements of the Company for inclusion in the Annual Report on Form 10-K for the fiscal year ended September 28, 2024, for filing with the SEC.

This report has been submitted by the Audit Committee comprised of:

Mark Blaufuss (Chairman)
Edward T. Hightower
Dan Thau

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement with respect to all auditing services and non-audit services to be performed for the Company by its independent registered public accounting firm are subject to the specific pre-approval of the Audit Committee (except where such services are determined to be de minimis under the Exchange Act). All audit and permitted non-audit services to be performed require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements for services of any kind to be directed to the Company’s principal accounting officer and then submitted for approval to the Audit Committee prior to the beginning of any services.

In fiscal 2024 and fiscal 2023, 100% of the audit, audit-related and tax fees (if any) billed by the independent registered public accounting firm were pre-approved by the Audit Committee or, in the interest of expediency, by the Chairman of the Audit Committee as its designee, with subsequent approval by the Audit Committee at its next scheduled meeting.

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible.
Independent Registered Public Accounting Firm Fees
The following table shows the types of services and the aggregate fees billed for such services for the fiscal years ended September 28, 2024 and September 30, 2023 by Blue Bird’s independent registered public accounting firm, BDO. Descriptions of the service types are provided below.

Services Rendered	Fiscal 2024	Fiscal 2023
Audit Fees	$1,660,123	$1,563,163
Audit-Related Fees	$153,698	$232,560
Tax Fees	—	—
All Other Fees	—	$200,000
TOTAL	$1,813,821	$1,995,723
Audit Fees
The aggregate audit fees billed by BDO for each of the last two fiscal years include fees for professional services rendered for the audits of the Company’s annual financial statements and internal control over financial reporting and review of financial statements included in the Quarterly Reports on Form 10-Q.
Audit-Related Fees
The aggregate audit-related fees billed by BDO include fees for professional services rendered for auditor consents and assistance with and review of other documents filed with the SEC. These fees reflect services for comfort letters rendered by BDO in connection with secondary registered offerings on behalf of ASP BB Holdings LLC during the fiscal year.

Tax Fees

BDO provided no tax services to us in the last two fiscal years.

All Other Fees

    These fees were incurred as part of a special project requested by the Board regarding possible accounting implications of certain potential strategic activities.
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our Stockholders are permitted to deliver to two or more Stockholders sharing the same address a single copy of this Proxy Statement. This process, known as “house holding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. Upon written or oral request, we will deliver a separate copy of this Proxy Statement and Annual Report to Stockholders to any Stockholder at a shared address to which a single copy of such materials was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the Proxy Statement and Annual Report to Stockholders may likewise request that we deliver single copies of these materials in the future. Stockholders may notify us of their requests by calling or writing Mr. Ted Scartz, Senior Vice President and General Counsel, at our principal executive offices at (478) 822-2429, or 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.
FUTURE STOCKHOLDER PROPOSALS
If you intend to bring business before the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than the opening of business on November 14, 2025 and no later than the close of business on December 14, 2025; provided, however, that in the event that the 2026 Annual Meeting is called for a date that is not within forty five (45) days before or after the anniversary of the last annual meeting (March 14, 2025), notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2026 Annual Meeting and not later than the later of (x) the close of business on the 90th day before the 2026 Annual Meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by the Company.

If you intend to present a proposal at the 2026 Annual Meeting, or if you want to nominate one or more directors at the 2026 Annual Meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chief Executive Officer or Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. A summary of such provisions related to stockholder nominations is also contained in this Proxy Statement under “Corporate Governance and Board Matters – Stockholder Nominations.”

If you intend to have your proposal included in our Proxy Statement and Proxy Card for our 2026 Annual Meeting, the proposal must be received at our principal executive offices by September 29, 2025, but if the 2026 Annual Meeting is called for a date that is not within thirty (30) days before or after the anniversary of the last annual meeting (March 14, 2025), then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2026 Annual Meeting. Stockholder proposals for the 2026 Annual Meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2026 Annual Meeting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Blue Bird’s SEC filings, including this Proxy Statement, on the Internet at the SEC’s website at https://www.sec.gov. We also make our filings available free of charge on our website (https://www.blue-bird.com) as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.

If you would like a complete copy of our Annual Report on Form 10-K (at no charge) or additional copies of this Proxy Statement or if you have questions about the proposals to be presented at the Meeting, you should contact us by telephone or in writing:

Ted Scartz
Senior Vice President and General Counsel
Blue Bird Corporation
3920 Arkwright Road, Suite 200
Macon, Georgia 31210
Tel: (478) 822-2429
Email: ted.scartz@blue-bird.com
OTHER MATTERS
Admission to Meeting
All Stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Only Stockholders as of the Record Date may attend the Annual Meeting. Each Stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras and recording devices will not be permitted at the Annual Meeting.

Action on Other Matters at the Annual Meeting
At this time, we do not know of any other matters to be presented for action at the Annual Meeting other than those contained in the Notice of 2025 Annual Meeting of Stockholders and referred to in this Proxy Statement. If any other matter properly comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Stockholders are urged to vote their shares via smartphone/tablet or online or to date, sign and mail promptly the paper proxy card, if you requested a paper proxy.

By Order of the Board of Directors,

/s/ Philip Horlock

Philip Horlock
President and Chief Executive Officer and Director
Blue Bird Corporation
January 27, 2025

BLUE BIRD®

Blue Bird Corporation
3920 Arkwright Road
Suite 200
Macon, GA 31210

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/[TICKER20XX]**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONL

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors: to elect three (3) Class II directors to serve for a three-year term until the 2028 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mark Blaufuss
02) Julie A. Fream
03) Simon J. Newman

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
To ratify the appointment of the Company's independent registered public accounting firm for the 2025 fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Materials are available at www.proxyvote.com.

Blue Bird Corporation

ANNUAL MEETING OF STOCKHOLDERS
March 14, 2025, at 9:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) hereby appoint(s) Philip Horlock and Ted Scartz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Blue Bird Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on March 14, 2025, at the Company's headquarters at 3920 Arkwright Road, Suite 200, Macon, GA 31210, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE